Exhibit 10.16

LEASE

86 NEWBURY STREET LLC

to

DIRECT VET MARKETING, INC.

Leased Premises Designated as

Unit 1 Newbury Street Condominiums

86 Newbury Street, Portland, Maine

Dated: August 20, 2018

LEASE

THIS LEASE AGREEMENT (herein called the “Lease”) is made as of this 20th day of August, 2018, by and between 86 NEWBURY STREET LLC, a Maine limited liability company, with a place of business in Portland, Maine (“Landlord”), and mailing address of c/o Chris Dyer, PO Box 6039, Falmouth, Maine 04105, and DIRECT VET MARKETING, INC., a Delaware corporation (“Tenant”), with the mailing addresses hereinafter set forth.

Landlord and Tenant agree as follows:

SECTION 1.0.—BASIC DATA: CONDITIONS

1.1 Basic Data

Each reference in this Lease to any of the terms contained in this Section 1.1 or otherwise defined herein shall be construed to incorporate the definitions or data stated under that term.

Leased Premises:

As defined in Section 2.1. Notwithstanding any terms of this Lease to the contrary, depictions or descriptions of the Leased Premises or any of the elements thereof contained anywhere in this Lease shall not be considered final unless and until they are approved as final exhibits by the parties in accordance with the terms hereof. The parties agree that upon mutual agreement as to the depiction and description of the Leased Premises, this Lease shall be amended to account for the final depiction and description of the Leased Premises, including adjustment of any terms that are dependent upon square footage for their determination (such as rental amounts) and any other terms that require modification due to the final configuration, size or features of the improvements as finally approved.

Term:	Twenty (20) years, plus the Partial Month Period.

Base Rent:	As set forth in Section 4.

Tenant Address:	Prior to Commencement Date:
Direct Vet Marketing, Inc.
Portland, Maine 04101
7 Custom House Street, Suite 5
Portland, Maine 04101

Post Commencement Date:
Unit 1, 86 Newbury Street Condominiums
Portland, Maine 04101

With a copy to:	Hawley R. Strait, Esq.
Bernstein, Shur, Sawyer & Nelson
100 Middle Street
Portland, Maine 04101

Landlord Address:	86 Newbury Street LLC
c/o Chris Dyer
PO Box 6039
Falmouth, Maine 04105

With a copy to:	Ronald N. Ward, Esq.
Drummond Woodsum
84 Marginal Way, Suite 600
Portland, Maine 04101-2480

With a copy to:	86 Newbury Street, LLC
c/o Chris Dyer
PO Box 6039
Falmouth, Maine 04105

With a copy to:	James Barns, Esq.
Barns, Greenfield & Thornton, LLC
8 Fundy Road
Falmouth, Maine 04105

1.2 Definitions

For purposes of this Lease, the following terms have the following meanings, unless the context clearly requires otherwise.

Building means collectively the new structure to be constructed, which includes the portion of the existing structure and expansion structure initially as depicted on Exhibit A and is comprised of only Condominiums #1 and #2. The term “Building” includes landscaping, sidewalks and other common facilities used in connection with the operation of the Building and as each such common facility is depicted and designated on the final Exhibit A as appurtenant to the structures in which are located the Leased Premises. The Building will never include: (i) the hotel facility or its courtyard; (ii) any other improvements, structures or facilities that are to be or may be constructed by Landlord adjacent to the Building and Leased Premises; or (iii) the Parking Facility and its related improvements.

CPI means the Consumer Price Index for Urban Wage Earners and Clerical Workers (‘CPI-W’), “U.S. City Average, All Items Index,” as published by the United States Bureau of Labor Statistics. In the event that the Index is not then in existence, the parties shall use such equivalent price index as is published by any successor governmental agency then in existence or if none, then by such nongovernmental agency as may then be publishing an equivalent price index, in lieu of and adjusted to the Index. If the aforesaid index shall cease to use the 1982-84 average of 100 as the basis of calculation, or if a substantial change is made in the terms or number of items contained in the index, the index shall be adjusted to conform to such change, using such computation thereof, if available, as shall be employed by The United States Department of Labor in computing same.

Developer means Bateman Investments, LLC, a Maine limited liability company pursuant to its Development Services Agreement with Landlord.

Hazardous Material means any and all materials or substances which are defined as “hazardous waste” or “hazardous substance” under any state, federal, or local law, and includes asbestos, medical waste, waste oil, and petroleum products.

Landlord means 86 Newbury Street LLC, or any party succeeding to its rights and responsibilities under this Lease.

Landlord’s Work means the work to be performed by or on behalf of Landlord at Landlord’s sole cost and expense in order to deliver the Leased Premises and all related access, improvements and other facilities related thereto as set forth and described in Section 2.3 hereof, including the Work Letter, attached hereto and made a part hereof.

Lease means this Lease Agreement.

Lease Year means the one-year period from the Commencement Date as defined in Section 3.0 to one day prior to the first anniversary of the Commencement Date; and if the Commencement Date is not the first day of the month, then the first Lease Year shall include the Partial Month Period and the next Lease Year after the first Lease Year shall commence on the first day of the month following the month in which the Commencement Date falls and each succeeding following year during the term of this Lease, including any extension or renewal hereof. The intent of the parties is that Lease Years shall be measured from the first of the month as the beginning of each Lease Year, and shall end as aforesaid.

Project means the proposed development of the real estate owned by Landlord at the intersection of Newbury and Hancock Streets, which will include the Building, as approved by the Portland Planning Board.

Site means the Building and Leased Premises, together with the associated common areas (interior and exterior), the Parking Facility and access thereto, being that land owned by Landlord and described in the following deed: Book 34818 Page 188.

SECTION 2.0—LEASE OF LEASED PREMISES

2.1 Leased Premises. Landlord hereby leases to Tenant 117,314 rentable square feet (approximately) in the Building comprised of: Condominium #1 of the 86 Newbury Street Condominiums (also known as the “Office Unit”) as initially depicted on Exhibit A attached hereto, plus, without additional charge, the right to convenient use, in common with others, of all accesses, walkways, drives and ways, and all other common areas as so designated by this Lease and as finally determined by the agreement of the parties as to the final Exhibit A, depicting the as constructed Building and all associated common areas (the “Leased Premises”). The net rentable area of the Leased Premises shall be confirmed by Landlord and Tenant by written agreement when the Approved Working Drawings (as defined in the Work Letter) have been finalized but shall at all times be subject to remeasurement pursuant to the terms of the work letter attached hereto as Exhibit C (the “Work Letter”) and as otherwise contained in this Lease at Section 1.1. The Leased Premises shall also include the Tenant’s right to exclusive (with Landlord, as set out below) use of the rooftop within the perimeter of the Leased

Premises as designated on the Final Core & Shell Plans at the 6th Floor Level (the “Rooftop Premises”) for uses which shall include HVAC equipment, Tenant’s communication purposes and related installations which uses are hereby approved by Landlord and consistent with the permits issued by the City of Portland, including “Green Roof” limitations. Provided, however, that notwithstanding Tenant’s reserved rights, Landlord shall have the right to use an approximately twelve feet-by-twelve feet (12’ x 12’) area on the Rooftop Premises, as designated on said plans, for Landlord’s future service equipment, the exact location of which area is depicted on the Working Drawings, but under no circumstances shall Landlord interfere with Tenant’s reserved use described above. Landlord shall, upon Tenant’s reasonable request, make additional rooftop space available for Tenant’s additional equipment at other locations within the Project site. Tenant shall also have exclusive use of the deck at the 6th floor level designated on the Approved Working Drawings as Perimeter Deck (“Perimeter Deck Premises”) for Tenant social events and other uses related to its operations, including use for employee meals, meetings, etc. The Rooftop Premises and Perimeter Deck Premises are included at no additional cost or rent to Tenant and will not be included in the calculation of the net rentable area of the Leased Premises. The uses of the Rooftop Premises shall comply with all applicable conditions of approval by the City of Portland, applicable law and ordinances.

It is acknowledged that Tenant’s approval of the Declaration of the 86 Newbury Street Condominium Association and all related condominium documents to be initially drafted by Landlord (all such condominium documents are together hereinafter referred to as the “Declaration”) is required prior to any such document’s finalization, recording or presentation to any other party as final. The following are among the conditions to Tenant’s approval of the Declaration, and Landlord shall in good faith cooperate with Tenant to assure that the Declaration includes such items or meets such conditions:

1.

The Leased Premises will be an insurable condominium unit properly created under the Maine Condominium Act. Landlord shall be responsible for preparing, executing and recording the condominium documents and forming the condominium association prior to the Commencement Date using approved condominium documents, all at Landlord’s sole expense.

2.	The condominium and/or Declaration shall contain the following items:

a.

Appurtenant to the Leased Premises shall be access to sufficient, legal parking spaces for Tenant’s use as are provided for in this Lease and the associated Parking Lease, attached hereto as Exhibit D, such spaces to be located as depicted on the Final Core and Shell Plan or other plans approved in writing by Tenant and access to and a right to install and maintain signs in the locations provided in this Lease.

b.

No common elements or other portions of the condominium property that are necessary to Tenant or the Leased Premises may be changed in any material way (e.g., reduction, reconfiguration or elimination of common areas including parking, or accesses) that would materially and negatively impact the Leased Premises and their accessibility, signage visibility or usefulness without the written consent of the Tenant, which may be withheld in Tenant’s sole discretion.

c.

Restrictions on all units that prohibit; (i) any uses that would typically be prohibited in a first-class office building or business park similar to the Site (e.g., gambling, pool halls, arcades, “adult” business, etc.); and (ii) any uses which would have an inordinately negative burden on parking areas that are used by Tenant. In addition, any violation by any other user or occupant of any other units or areas of the condominium of Tenant’s exclusive use protections provided in this Lease’s Section 28.0 shall be either prohibited in the Declaration or such exclusive use provisions shall be made superior to the Declaration and all other interests in the condominium.

d.

Controls and maintenance and aesthetic obligations as to the developed and undeveloped portions of the Project, including compliance with requirements of permitting authorities and laws and regulations.

e.	Such customary and reasonable easements, covenants and restrictions for a commercial condominium.

f.

Tenant and its permitted successors and assigns will be entitled to one (1) voting seat on the condominium board of directors established by the Declaration, of a total of up to five (5) voting seats on the Board of Directors.

g.

The Declaration, once approved by Tenant as set forth below, shall not be amended or modified in any way that would remove or limit the protections described in (b), (c), (d) and (f) above or cause any changes to the common elements that would result in budgetary increases that disproportionately affect Tenant or represent excessive increases of controllable expenses without Tenant’s written consent, it being the intent hereof that the Declaration will be structured in such a way that Tenant has the right to prevent any such removal or limitation on those protections notwithstanding its lack of voting control.

In the event that Tenant and Landlord cannot agree on the form of the Declaration by September 15, 2018 (the “Declaration Deadline”), Tenant may at its option terminate this Lease by written notice to Landlord delivered within five (5) business days following the Declaration Deadline, which termination notice shall (except as hereafter provided) be effective thirty (30) days after delivery to Landlord, unless the parties agree on the form of Declaration prior to that termination date, in which case such termination notice and right shall automatically become null and void. Upon the effective date of any such notice of termination, the parties shall have no further liabilities or obligations hereunder, except the Landlord shall repay to Tenant any payments, security deposit or any other funds previously delivered to Landlord by Tenant pursuant to this Lease. Once approved by Tenant as set forth above, and subject to the consent requirements set out in subsection (g) above, the Declaration may only be amended or modified with the prior written consent of at least sixty percent (60%) of the voting interests of the Board of Directors and any eligible mortgagees.

2.2 Parking and Access. Landlord will construct on the Site a parking facility and provide a minimum of two hundred sixty nine (269) dedicated parking spaces in that parking facility for use by Tenant (“Tenant’s Dedicated Spaces”), its employees, guests and invitees exclusively (the “Parking Facility”), pursuant to that certain Parking Lease between Landlord and Tenant, as attached hereto as Exhibit D (the “Parking Lease”). It is the intent of the parties that the Tenant’s Dedicated Spaces are an important and critical feature to its Lease relationship. Though it is intended by the parties that the documents should be consistent and integrated, in the event of any conflict between the terms of the Parking Lease and the terms of this Lease, this Lease shall control. Construction of the Parking Facility will be completed by the Commencement Date, in accordance with the terms of this Lease. The term of the Parking Lease will run concurrently with the Term of this Lease and be subject to the same extension rights. The Tenant’s Dedicated Spaces will be designated with appropriate signage, and Landlord will be responsible for overseeing and enforcing Tenant’s exclusive use. 67% of these spaces will be dedicated and available to Tenant during its customary hours of operation and 33% will be dedicated and available to Tenant at all times. The Parking Facility will be directly accessible from the interior of the Leased Premises in the locations and by means that are in accordance with the Approved Working Drawings and the Project—Landlord’s Core & Shell Work Plans, as approved by Tenant, and will accommodate 308 parking spaces at locations as depicted in the Parking Lease.

In addition to Tenant’s Dedicated Spaces, Landlord will provide twenty (20) spaces at Fisherman’s Wharf on a priority basis. Rent for such additional parking shall be on a direct pass-through basis from Landlord to Tenant, and subject to the terms of the Fisherman’s Wharf parking facility; provided, however, that Tenant’s lease for such parking spaces shall run concurrently with the initial Term and any Extended Terms of this Lease; provided that notwithstanding any terms in this Lease to the contrary, Tenant may elect to terminate its lease for said parking spaces at any time upon ninety (90) days prior notice.

Should Tenant require additional parking that cannot be accommodated by the Parking Facility, Landlord will within thirty (30) days of Tenant’s request provide such additional parking on a priority basis at Fisherman’s Wharf, if available, or one of the other parking facilities referenced on Exhibit E. Rent for such additional parking shall be on a direct pass -through basis from Landlord to Tenant, and subject to the terms of the facility providing the interim parking. From the date of this Lease until the later to occur of the Rent Commencement Date or the actual availability of all of the Tenant’s Dedicated Spaces, Landlord will provide Tenant with up to 160 interim parking spaces at the locations shown on Exhibit E upon thirty (30) days’ notice from Tenant. Rent for such interim spaces shall be on a direct pass—through basis from Landlord to Tenant, and subject to the terms of the facility providing the interim parking.

2.3 Condition of Leased Premises; Landlord’s Work.

(a) Landlord agrees to construct and deliver the Leased Premises to Tenant pursuant to the terms set forth in the Work Letter, which by this reference is made a part of this Lease. Though it is intended by the parties that the documents should be consistent and integrated, in the event of any conflict between the terms of the Work Letter and the terms of this Lease, the Work Letter shall control.

(b) The parties’ respective obligations under this Lease are contingent upon Landlord obtaining a construction loan from a commercial or savings bank in an amount and on terms satisfactory to Landlord and providing at least 70% of the total cost of the Shell Work and Tenant Improvements as determined pursuant to the Work Letter (the “Construction Loan”). Landlord agrees to use commercially reasonable efforts and diligence in pursuit of such Construction Loan. If the Construction Loan closing has not occurred on or before October 31, 2018 (the “Project—Landlord’s Financing

Closing Deadline”), Tenant may at its option terminate this Lease by written notice to Landlord delivered within five (5) business days following the Project—Landlord’s Financing Closing Deadline, which termination notice shall be effective on the first business day falling on or after (in the event the thirtieth day is a non-business day) thirty (30) days after delivery to Landlord, unless the closing on the Construction Loan has occurred before that termination date. The Construction Loan closing shall be deemed to occur when all documents and deliveries have been executed and made by all necessary parties so that the Construction Loan proceeds are actually made available to Landlord, subject only to conditions on their disbursement and delivery set forth in executed Construction Loan documentation. If Tenant fails to exercise its termination right, then Landlord shall have the right to terminate this Lease by notice given to Tenant on or before that date which is thirty (30) days after the Project—Landlord’s Financing Closing Deadline. If neither party has timely exercised its termination right, and if the Construction Loan closing has not occurred on or before that date which is sixty (60) days after the Project—Landlord’s Financing Closing Deadline, then this Lease shall automatically terminate as of such date. Landlord and Tenant agree to work cooperatively in pursuing a commitment for the Construction Loan, with Tenant’s primary obligation being the submission of financial statements reasonably requested by the lender and joining in customary closing documents such as a mutually agreeable SNDA. Landlord will use its best efforts to place the loan with a lender offering terms reasonably suited to the expressed needs of the Project and will keep Tenant regularly apprised of its efforts in that regard.

(c) All deadlines relating to construction milestones shall be provided in the Work Letter, and Schedule 1 Time Deadlines attached thereto.

(d) Landlord covenants and agrees that on or before the deadline set forth in Schedule 1 to the Work Letter, Substantial Completion of Landlord’s Work will have occurred (the “Project—Substantial Completion Date”). If the Project—Substantial Completion Date is delayed by between one (1) and ninety (90) days, Tenant will receive credit against future rent payments of one day for every day of delay. If the Project—Substantial Completion Date is delayed by between ninety-one and one hundred eighty (180) days (the one-hundred and eightieth day after the Project—Substantial Completion Date, the “Outside Delivery Date”), Tenant will receive credit against future rent payments of two days for every day of delay. If any delay in Substantial Completion persists beyond the Outside Delivery Date, then Tenant shall receive credit against future rent payments of two days for every day of delay and Tenant shall have the right to pursue all available remedies available to it, including liquidated damages. The Outside Delivery Date shall be extended by one (1) day for each day of delay in the Project -Substantial Completion Date caused by Tenant Delays as enumerated and defined in Section 5.3 of the Work Letter or by Force Majeure.

(e) Upon the effective date of any such notice of termination or other termination under this Section 2.3, this Lease shall automatically terminate and the parties shall have no further liabilities or obligations hereunder, except the Landlord shall immediately repay to Tenant any payments, security deposit or any other funds previously delivered to Landlord by Tenant pursuant to this Lease and except for amounts required to be paid pursuant to subsection 2.3(b). The following shall survive the termination of the Lease, in addition to Landlord’s refund obligation: the parties agree to execute and deliver at the request of the other party a recordable confirmation of such termination within five (5) business days of the other party’s written request.

SECTION 3.0—TERM

3.1 Initial Term. This Lease shall be for a term of twenty (20) years plus, if the Commencement Date (as hereinafter defined) is not the first day of the month, the number of days from the Commencement Date to the end of the month in which the Commencement Date falls (any such period, the “Partial Month Period”). The Lease is effective as of its execution and delivery by Landlord and Tenant; however, the Lease Term shall commence on the “Commencement Date,” which shall be the earlier to occur of (a) the date on which Tenant begins to operate its business from the Leased Premises or (b) the date on which Landlord has obtained a permanent certificate of occupancy for all of the Leased Premises from the City of Portland and an architect issues an AIA G704-2017 Certificate of Substantial Completion (“Substantial Completion”). For the purposes of clause (a), Landlord acknowledges and agrees that the installation of Tenant’s telecommunication wires and equipment and/or the installation of Tenant’s furniture, fixtures and other equipment do not constitute the operation of its business. The “Rent Commencement Date” shall be the date that is thirty (30) days after the Commencement Date. Tenant shall have no rent payment obligations hereunder until the Rent Commencement Date, but shall be allowed to take possession of the Leased Premises following issuance of said certificate of occupancy (or prior thereto with the consent of Landlord). Landlord and Tenant agree to enter into a Term Commencement Agreement at the request of either after the Commencement Date, for purposes of confirming the Rent Commencement Date and the termination date of this Lease and any other pertinent items the parties agree to include.

3.2 Option to Extend Lease: Provided the Lease is in full force and effect and Tenant is not then in material default beyond any applicable notice, grace or cure period, Tenant shall have the right to elect to extend the Initial Term for up to four (4) consecutive, additional five (5) year terms (each, an “Extended Term”) by giving Landlord notice of its election to do so not less than twelve (12) months prior to the beginning of each such Extended Term. The Extended Terms shall be exercised separately and shall be on the same terms and conditions as this Lease except: (i) for Base Rent, which shall be adjusted as set forth below; and (ii) after the last exercised Extended Term there shall be no further renewals of this Lease except as agreed to in writing by Landlord and Tenant. Base Rent for each Extended Term shall be as agreed by Landlord and Tenant, but if not agreed to in writing by Landlord and Tenant within ninety (90) days of the date of Tenant’s notice of election to extend, then Base Rent shall be at 90% of the then-current fair market base rental rate for similar office space on the Portland peninsula (which rate shall not include consideration of any Tenant-installed improvements or modifications to the Leased Premises), as such fair market rate established by market appraisals by three (3) Portland-based MAI appraisers. Each party shall, within thirty (30) days after Tenant’s notice of its election to exercise, select an appraiser, who shall have at least five (5) years of experience in appraising commercial properties in the Greater Portland area. If either Landlord or Tenant fails to timely appoint an appraiser, the appraiser so appointed shall select a second (2nd) appraiser. The two (2) appraisers shall together select a third appraiser similarly qualified. The three (3) appraisers together shall attempt to agree on the then fair market base rental rate for the Leased Premises discounted in accordance with this Lease; in the absence of a unanimous decision, the fair market base rental rate shall be determined by majority vote. Landlord and Tenant shall each pay the cost and expenses of their designated appraiser, and share equally the cost and expenses of the third (3rd) appraiser.

SECTION 4.0—RENT

4.1 Base Rent. Tenant agrees to pay to Landlord at Landlord’s mailing address identified in Section 1.1, or at such other place as Landlord shall from time to time designate in writing, base rent, as calculated below, in equal monthly installments, and proportionately at such rate for any partial month (“Base Rent”). Payment of Base Rent shall commence on the Rent Commencement Date, unless otherwise delayed as set forth herein, and shall be paid monthly in advance on the first day of each and every calendar month during the Term. Payments of Base Rent received more than five (5) days after the due date may be subject to a late payment penalty equal to two percent (2%) of the payment amount for each month the payment is late.

Tenant’s Base Rent for the Leased Premises shall be equal to and fixed at a rate of $26.80 per square foot, based on the net rentable area of the Leased Premises as determined and confirmed by Section 2.1 above, provided, however, in the event the annual interest rate on the Construction Loan exceeds 4.50%, then Base Rent for the Leased Premises shall increase as set forth on Exhibit B up to a maximum rate of $28.49 per square foot, it being the intent hereof that, for purposes of calculating the fixed rate of Base Rent pursuant to this Section 4.1, said annual interest rate shall be capped at 5.50%. Once determined in accordance with the foregoing, the Base Rent shall remain fixed for the first five (5) lease years hereunder, measured from the Rent Commencement Date. Commencing at the inception of the 6th anniversary of the Rent Commencement Date, and annually thereafter, the Base Rent shall escalate for each remaining year of the Term at the rate of 1% per annum over the prior year’s Base Rent.

Subject at all times to Landlord’s remaining obligations set forth in this Lease and in the Work Letter, including, but not limited to, as set forth in Section 2.3 above, the Leased Premises are anticipated to be completed in stages with the Rent Commencement Date(s) occurring thirty (30) days following Substantial Completion of each stage. The Base Rent coming due at each stage will be a pro-rata allocation of Base Rent based upon the percentage of completion that each such stage represents relative to the overall net rentable area of the completed Project, as determined and confirmed by Section 2.1 above. The allocation for any staged rent due for the Parking Facility is as set forth in the Parking Lease.

4.2 Additional Rent. In addition to the Base Rent, Tenant agrees to pay as additional rent (the “Additional Rent”) its pro rata share of all Landlord’s expenses of management fees for the Building, Building casualty and other insurance, common area utilities and common area maintenance charges for the portions of the Building accessible and available to all tenants, subject to limits and controls hereinafter described (“Operating Expenses”), provided, however, that the Leased Premises are intended to be primarily free-standing with minimal common charges. Operating Expenses shall not include capital costs and expenses, as defined by Generally Accepted Accounting Principles (“GAAP”), but shall include an annual allocation, not to exceed One Percent (1%) of the gross annual rentals at the Building, to repair and replacement reserves during the Term. Management fees for the Building shall not exceed Three Percent (3%) of the gross annual rents generated by the Building while the Building is managed by Phoenix

Management Company. In the event the Building is managed by another company unrelated to the Landlord, the management fee shall not exceed Four Percent of the gross annual rents generated by the Building. Landlord and Tenant agree that water and sewer charges will be separately metered to the Leased Premises and will not become part of the Operating Expenses; provided, however, that all cost and expense related to separate metering of water and sewer shall be the responsibility of the Landlord. Tenant shall begin paying its pro rata share of Operating Expenses on the Rent Commencement Date. Failure of Tenant to pay any sums required hereunder shall be deemed as a failure to pay rent. Landlord shall estimate the Operating Expenses and shall provide notice thereof at least annually on the anniversary of this Lease. Said estimated Operating Expenses shall be payable in advance on the day that Base Rent is due in installments equal to 1/12 of the estimated Operating Expenses. Each year during the Lease Term and within the ninety (90) days next following the end of each calendar year, Landlord agrees to furnish to Tenant an itemized reconciliation statement in reasonable detail setting forth the total costs included as Operating Expenses for the preceding calendar year. Based on said itemized statement Landlord shall determine Tenant’s total actual Operating Expenses for such preceding year, and shall make adjustments for underpayment of Tenant’s pro rata share of said Operating Expenses, which underpayment Tenant shall pay with Tenant’s next monthly payment of Tenant’s pro rata share of said Operating Expenses, and for overpayments of Tenant’s pro rata share of said Operating Expenses, which overpayment shall be credited against Tenant’s next monthly payment(s) of Tenant’s pro rata share of said Operating Expenses until such overpayment is exhausted. Payments of additional rent received more than five (5) days after the due date may be subject to a late payment penalty equal to 2% of the payment amount for each month the payment is late.

Units 1 and 2 shall be responsible for all Operating Expenses of the Building which contains said units and Landlord shall send the invoices to Unit 1. Real estate taxes shall be paid in accordance with Section 9 herein.

Notwithstanding the foregoing, Operating Expenses shall not include any of the following: the cost of capital improvements (defined as a repair or improvement having use of life greater than five (5) years or expenditures that are deemed capital under GAAP); expenses for painting, redecorating, or other work which Landlord performs for any tenant in the Building; any expense which is payable by fewer than all the tenants of the Building; interest, amortization, or other payments on loans to Landlord, whether secured or unsecured; depreciation of the Building or other said improvements; ground rent; salaries, wages or other compensation paid to any employee above the grade of building superintendent or building manager, including all officers or executives of Landlord; and income, excess profits, or franchise taxes or other such taxes imposed on or measured by the income of Landlord from the operation of the Building; any expenses relating to the replacement of any item if such replacement is covered under warranty; any reserves; any costs for which is or is to be reimbursed by proceeds of insurance or condemnation or by any other third party source, other than payments by other tenants on account of the Operating Expenses; any portion of any cost or expense related to use of any common service or utility that includes other tenant or occupant use in excess of normal and customary office use levels; any charges for general administration or overhead; any costs relating to leasing, lease enforcement or procuring tenants, including attorneys’ fees, leasing commissions, advertising costs, space planning, buy-outs, contributions, tenant improvement expenses, and costs to construct any tenant alterations or improvements in connection with the preparation of a space for a new tenant or the renovation of any space for an existing tenant, and any expenses incurred to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants; any costs relating to financing, refinancing or modifying any mortgage or lien on the Building or any portion thereof, and any costs relating to any other indebtedness, including, without limitation, interest, principal payments, late payment fees or penalties, legal fees, commissions, title insurance premiums, points, survey expense, appraisal, environmental report, or engineering report; any penalty or fine or cost incurred by Landlord due to its violation of any law; any interest or penalties assessed against Landlord for late payment by of any of the Operating Expenses or Real Estate Taxes; any cost relating to sculptures, paintings and other objects of art; any cost to repair and/or replace any construction defects or design defects in the Building; any costs relating to advertising, marketing and promotional events; legal fees; the cost of cleanup/remediation of any hazardous waste or hazardous substance, and all other costs of complying with any environmental law, ordinance, regulation, decree or order; and costs of any repairs, restoration or other work attributable to a fire, windstorm or other casualty or to a condemnation, other than those costs equal to a commercially reasonable insurance deductible.

Supplementing the foregoing, (i) to the extent any person whose wage, salary, fringe benefits and taxes (payroll and workers’ compensation, etc.) are included in the Operating Expenses does not devote his/her entire time to the Building, then said wage, salary, fringe benefits and other items shall be included only in proportion to the amount of time spent with respect to the Building, and (ii) if any service is provided by an affiliate or subsidiary of Landlord or the managing agent, the cost included in the Operating Expenses for such service shall not exceed the reasonable and customary cost charged by an independent third party performing the same services.

4.3 NNN Lease. This Lease is intended as a triple net lease, subject to the limitations set out herein. The Base Rent, Additional Rent, and all other sums payable hereunder to or on behalf of Landlord and, subject to any applicable notice, cure or grace periods specified in Section 4.0, shall be paid by Tenant without notice or demand, and without set-off, abatement, suspension, deduction, or defense, except as expressly set out herein. Under no circumstances or conditions whether now existing or hereinafter arising, or whether within or beyond the present contemplation of the parties, shall Landlord or Landlord’s successors or assigns or Tenant or Tenant’s successors or assigns be expected or required to make any payment of any kind whatsoever, or be under any other obligation or liability hereunder, except as specifically and expressly provided in this Lease.

4.4 Audit Rights. Tenant or its representative shall have the right to examine Landlord’s books and records with respect to the reconciliation of the Additional Rent (including Real Estate Taxes) for the prior calendar year set forth in Landlord’s expense statement during normal business hours at any time, upon not less than ten (10) business days prior notice, within one (1) year following the delivery by Landlord to Tenant of an itemized statement of Operating Expenses. If Tenant timely exercises such examination right, then such reconciliation shall be considered final and accepted by Tenant unless Tenant notifies Landlord of any objections to said reconciliation within thirty (30) days after its examination of Landlord’s book and records. Any objection sent by Tenant shall specify, in reasonable detail, the respects in which said reconciliation is claimed to be incorrect. If Tenant’s examination shows that the amount Landlord charged Tenant for Additional Rent or real estate taxes was greater than the amount Tenant was obligated to pay, then, unless Landlord reasonably contests the results of Tenant’s examination, Landlord will refund the excess amount to Tenant within ten (10) days after

Landlord receives a copy of the examination report. In addition, if the examination report shows that the amount Landlord charged for Additional Rent or real estate taxes (as the case may be) exceeds the actual amount of Additional Rent or real estate taxes for which Tenant was obligated to pay by more than five percent (5%), then Landlord shall also pay all fees and expenses incurred in connection with such examination, including without limitation the reasonable fees and expenses of the person or entity Tenant used to conduct the examination. If the examination shows that the amount Landlord charged Tenant for the Additional Rent was less than the amount Tenant was obligated to pay, Tenant, within ten (10) days after receiving the examination report, shall pay to Landlord the difference between the amount Tenant paid and the amount stated in the examination report.

4.5 Credit for Existing Leases. It is the intent and agreement of the Landlord that upon the Rent Commencement Date hereunder, Tenant’s obligations under the Existing VFC Leases (as defined below) shall cease and terminate. Landlord agrees that Landlord will undertake all or some of the following actions in order to effectuate this agreement. Tenant hereby consents to Landlord negotiating on Landlord’s behalf with Tenant’s current landlords for the leases of the two (2) existing Vets First Choice offices located at Pearl Street and Custom House Square (the “Existing VFC Leases”) in order to cause Tenant to be released from all obligations under such leases that arise after the Rent Commencement Date hereunder. If the landlords for the Existing VFC Leases consent to an assignment and release, Tenant will assign the Existing VFC Leases to Landlord, and upon such assignment, Landlord will accept and assume all on-going obligations thereunder and indemnify and hold harmless Tenant from any such obligations, claims and damage. If Tenant is not fully released from its obligations under the Existing VFC Leases arising after the Rent Commencement Date hereunder, regardless of whether there has been consent to assignment, or has been an assignment, subleasing or otherwise, Landlord agrees to assume the obligation to pay all rents when due under the Existing VFC Leases and will defend, indemnify and hold harmless Tenant from any and all losses or liability incurred under the Existing VFC Leases beginning on the Rent Commencement Date. Landlord agrees to use best commercial efforts to relet the offices under the Existing VFC Leases and to the extent there are any profits from the reletting, Landlord will share them on a 50/50 basis with Tenant. Failure by Landlord to pay amounts due under this Section 4.5 constitutes a default under Section 23.0A of this Lease and in the case of such default, Tenant shall have the right to exercise any and all rights provided under said Section 23.0A.

SECTION 5.0—SECURITY DEPOSIT. There is no security deposit required under this Lease.

SECTION 6.0—USE. Tenant shall use the Leased Premises for commercial office space, pharmaceutical research, wholesale manufacturing and compounding, and development and distribution thereof, product and supply storage and all ancillary or associated uses, and any other uses permitted by applicable zoning ordinances and regulations. Tenant’s use includes Tenant’s right to permit employees, invitees and guests to bring pets to the Leased Premises, provided that the Tenant shall be responsible for any reasonable increase in insurance premiums and shall indemnify Landlord from any claims, damages, or liabilities of any kind directly arising out of the Tenant allowing pets in the Leased Premises.

Except for any reasonable cooperation required on the part of Tenant for Landlord to obtain the certificate of occupancy, Landlord shall obtain, at its expense, all permits, licenses, and approvals required by any federal, state or local authority for the construction of the Building and Parking Facility. Tenant shall obtain, at its expense, all permits, licenses, and approvals required by any federal, state or local authority in connection with Tenant’s operations at the Leased Premises. Tenant shall not permit any nuisance on the Leased Premises, nor use or permit any use of the Leased Premises which is contrary to any law or ordinance, nor permit any use which will invalidate any policy of insurance, all as provided herein and in the Declaration.

SECTION 7.0—COVENANT OF QUIET ENJOYMENT. So long as Tenant is not in default hereunder (after the giving of any applicable notice and the expiration of any applicable grace or cure period), Tenant shall have the peaceful and quiet use and possession of the Leased Premises during the Term hereof, subject to the terms and provisions of this Lease; but it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors only with respect to breaches occurring during Landlord’s and Landlord’s successors’ respective ownership of the Leased Premises. Landlord warrants and represents, upon which warranty and representation Tenant has relied in the execution of this Lease, as follows: (i) that Landlord is or will be on the Commencement Date the fee owner of the Leased Premises free and clear of all encumbrances and restrictions which would prevent or interfere with the use of the Leased Premises for Tenant’s permitted use as set out in Section 6.0; (ii) that on and after the Commencement Date to the best of Landlord’s control the Leased Premises shall remain free and clear of all liens and encumbrances superior to this Lease which could adversely affect the use and enjoyment of the Leased Premises in accordance with the terms of this Lease; (iii) that the Leased Premises are properly zoned to permit such use; (iv) that all necessary governmental permits and approvals for Landlord’s Work and for such use have been or will be in due course issued and shall be to the best of Landlord’s control maintained in full force.

SECTION 8.0—UTILITIES. Landlord shall as part of Landlord’s Work and otherwise provide the lines and facilities and meters and submeters adequate to service the Building and Leased Premises and Tenant’s use and otherwise required in order to accurately charge and allocate utility costs among the users thereof in the Building, including without limitation all cost and expense associated with separately metering water and sewer usage. All of the energy charges for the HVAC and electricity consumed on the Leased Premises shall be separately metered as part of Landlord’s Work and paid directly by Tenant. Landlord shall approve all providers of utility services to Tenant and the Building, such approval not to be unreasonably withheld or conditioned. Tenant shall pay all charges for all utilities furnished to the Leased Premises, including but not limited to natural gas, electricity, cable and telephone service. Tenant will make its own arrangements for disposal of all waste and will pay when due all charges for such items. Landlord shall in no event be liable for any interruption or failure of utilities or other services on the Leased Premises, except if caused by Landlord’s negligence or willful misconduct, and in all cases Landlord shall use commercially reasonable efforts to remedy any interruption or failure of utilities or other services.

SECTION 9.0—TAXES AND ASSESSMENTS.

9.1 “Real Estate Taxes” for any Tax Year, shall mean all ad valorem real estate taxes and real estate assessments, special or otherwise, as currently levied or assessed in respect of such Tax Year by the City of Portland against Unit 1 which contains the improvements constituting the Leased Premises, Tenant shall be responsible for payment of the Real Estate Taxes assessed to Unit 1 by the City of Portland. Tenant shall also be responsible for its share of the real estate taxes assessed to the Landlord, or its assignee, for the fee interest of the real estate. Landlord or the Association shall be responsible for the punctual payment of the Real Estate Taxes assessed to the owner of the underlying fee interest (“Association Real Estate Tax Payment”) or other governmental taxes assessed to the Association. Commencing as of the Rent Commencement Date and thereafter throughout the Term of this Lease, Tenant shall pay to Landlord or the Association an amount equal to Tenant’s share (defined below) of the Association Real Estate Tax Payment, prorated with respect to any portion of a fiscal year in which the term of this Lease begins or ends. Within thirty (30) days of Tenant’s receipt of a detailed invoice from Landlord or the Association, Tenant shall pay, or cause to be paid to Landlord or the Association, Tenant’s pro rata share of the Association Real Estate Tax Payment.

9.2 Tenant may at its option request the City of Portland to abate real estate taxes. Landlord agrees to cooperate with Tenant in connection with such request, at Tenant’s sole cost and expense.

9.3 Tenant shall also pay all personal property taxes assessed or imposed upon all fixtures and equipment or other personal property owned or leased by Tenant of every type situated in or upon the Leased Premises, and Tenant shall pay all license fees or other governmental charges which may be imposed upon the Leased Premises or the activities of Tenant.

9.4 The foregoing provisions are predicated upon the present system of taxation in the State of Maine. If taxes upon rentals shall be substituted, in whole or in part, for the present ad valorem real estate taxes, then Tenant agrees to pay such additional taxes on rentals whether the same shall be in addition to or substitute for present ad valorem real estate taxes. Further, if there is any other change in the system of taxation which is in substitution or in addition to the present system, Tenant agrees to pay its pro rata share of all such taxes.

9.5 Tenant shall also be responsible for, and punctually pay, all Condominium Association assessments and charges due or to become due to the 86 Newbury Street Condominium Association.

SECTION 10.0—PERSONAL PROPERTY.

10.1 Tenant may install equipment, machinery, and trade fixtures necessary to carry on Tenant’s business on the Leased Premises. All such equipment, machinery, and trade fixtures installed by Tenant that are not integral to the Building structure or the building infrastructure (excluding, for example, air conditioning, which is integral to the building infrastructure) shall remain the personal property of Tenant and may be removed by Tenant at any time before the end of the Term of this Lease, provided that any damage to the Leased Premises by such removal is promptly repaired by Tenant at Tenant’s own expense. Tenant, at its expense, shall remove all personal property in place at the end of the Term.

10.2 All trade fixtures, and personal property of any kind in the Leased Premises shall be at Tenant’s sole risk, and, Landlord shall not be liable for any loss or damage to property of Tenant or others arising from theft, fire, explosion, breakage of water pipes, steam pipes or other pipes, or by leaking roofs, or by any other cause whatsoever unless resulting from the negligence or willful act of Landlord.

SECTION 11.0—REPAIRS OR MAINTENANCE.

11.1 Subject to and excepting the items that are Landlord’s responsibility under the warranties set forth in Section 2.3(a), the Work Letter and Section 11.4, Tenant shall, at Tenant’s sole cost and expense, maintain the interior of the Leased Premises in at least as good condition and repair as they are in at the Commencement Date of this Lease or as they may be put in thereafter, excepting reasonable wear and tear, damage or loss by fire and/or other casualty, condemnation, and/or damage caused by Landlord, its agents and employees. Tenant shall not permit the Leased Premises to be overloaded, damaged, stripped or defaced or suffer any waste.

11.2 Subject to and excepting the items that are Landlord’s responsibility under the warranties set forth in Section 2.3(a), the Work Letter and Section 11.4, all alterations or repairs required by public authorities with respect to Tenant’s use of the Leased Premises shall be made by Tenant at Tenant’s expense and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

11.3 With respect to repairs to the Leased Premises which are Tenant’s obligation, if Tenant fails to commence such repairs and complete the same with reasonable dispatch and such failure constitutes an event of default under this Lease, Landlord may (but shall not be required to) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s business by reason thereof; provided, however, if, as a result of such repairs, alterations or additions, Tenant is unable to use all or any portion of the Leased Premises for more than three (3) consecutive business days, then, commencing on the fourth (4th) business day, the Base Rent and Additional Rent shall be abated based on the square footage of the affected area from and including the fourth (4th) business day to and including the day on such inability ceases. All costs and expenses incurred by Landlord in making any such repairs shall be considered Additional Rent and shall be payable to Landlord within thirty (30) days of receipt of a detailed invoice for the same. With respect to repairs to the Leased Premises which are Landlord’s obligation, if Landlord fails to commence such repairs and complete the same and such failure constitutes an event of default under this Lease, Tenant may, but shall not be required to, make or cause such repairs to be made, and any amount paid or any contractual liability incurred by Tenant in so doing shall be deemed paid or incurred for the account of Landlord and Landlord agrees to reimburse Tenant therefor upon demand. If Landlord shall fail to reimburse Tenant upon demand for (a) any reasonable amount paid for the account of Landlord hereunder, or (b) any reasonable amount otherwise due to Tenant by Landlord under any provision of this Lease, said amount, together with interest thereon at twelve percent (12%) per annum, may be deducted by Tenant from the next or any succeeding payments of Rent due hereunder or any other amount payable by Tenant.

11.4 Landlord covenants and agrees to perform all maintenance and repairs to the structural portions of the Building and Parking Facility and Site and to any exterior utility, communications and safety systems servicing the Building and Parking Facility that are necessary to keep the same in good repair well-maintained, clean and neat and condition consistent with first-class office buildings located on the peninsula of the City of Portland, subject to reasonable wear and tear and damage by fire or other casualty or by condemnation. Landlord covenants and agrees further to perform all maintenance (which shall include routine painting and caulking), repairs, replacements and restorations to the following areas of the Building, Parking Facility and Site that are reasonably required to keep the same in such repair and condition, subject to reasonable wear and tear and damage by fire or other casualty or by condemnation: (i) the Building structure (including, without limitation, the roof (including maintaining the roof in a water-tight condition), the exterior walls, the exterior windows, the exterior doors, the foundation and the structural components of the Building (including preventing water seepage)); (ii) all common areas of the Building; (iii) all systems (including, without limitation, HVAC, mechanical, plumbing, electrical, fire, safety and security systems) located within or servicing the Building (including the components of those systems located within and servicing the Leased Premises), other than any specialized equipment or system installed by Tenant that is not part of Tenant’s that services exclusively the Leased Premises; (iv) all exterior areas and landscaping in and about the Site, keeping any lawn areas mowed, keeping all plantings and grounds in healthy condition and replace any dead, diseased or dying plantings and vegetation, and keeping all driveways, walks, and loading areas within the Site in good repair and reasonably free of snow and ice after the accumulation of 2 inches (2”) of snow or more thereon; (v) the Parking Facility and all of its systems, grounds and accesses; and (iv) the elevators. Any repairs required as a result of Tenant’s negligent actions shall be repaired by Landlord at Tenant’s expense.

11.5 Landlord covenants and agrees to furnish the following services: (a) heat, ventilation and air-conditioning (“HVAC”) to all of the Leased Premises and to the common areas of the Building in sufficient quantities to maintain indoor conditions no higher than 75° Fahrenheit, where outdoor conditions are no higher than 84° Fahrenheit DB (i.e., dry bulb) and no lower than 70° Fahrenheit DB when the outdoor conditions are no lower than -5° Fahrenheit DB; (b) electrical capacity sufficient for the operation of the HVAC system serving the entire Leased Premises, customary office lighting, and customary office equipment and any other items and installations of Tenant that are part of Tenant’s operations or the Tenant Fit-Up and that Landlord is aware of as part of its Landlord’s Work; (c) hot and cold water to the bathrooms and kitchens and lunch rooms serving the Leased Premises; (d) janitorial and cleaning services for the common areas of the Building, Monday through Friday of each week, except holidays recognized by the U. S. Government, consistent with the services provided in other first-class office buildings located on the peninsula of the City of Portland; (e) elevator service; (f) exterior window cleaning at least two (2) times every calendar year; and (g) removal of snow and ice from the sidewalks serving the Building promptly and as necessary on a continuing basis. Tenant hereby acknowledges and agrees that Landlord shall not be liable in any way for any damage or inconvenience caused by the cessation or interruption of any of the aforesaid services occasioned by fire, accident, strikes, necessary maintenance, alterations or repairs, or other causes beyond the reasonable control of Landlord, and Tenant shall not be entitled to any abatement or reduction of Base Rent by reason thereof except as otherwise expressly provided in this Lease; provided, however, Landlord agrees to promptly correct any cessation or interruption of such service as soon as possible. Unless provided for in the Final Plans described in the Work Letter, no provision for humidification is provided in the base building system, and Tenant may install humidification if Tenant determines, in its sole discretion, that it is required for its specific needs. Nothing in this Section 11.5 is intended to limit or constrict the services and work to be provided by Landlord under Section 11.4 or other parts of this Lease, all of such are to be read together to describe the scope and nature of Landlord’s maintenance obligations.

11.6 Notwithstanding anything to the contrary in this Lease, in the event that the Leased Premises, or any portion thereof, are rendered untenantable for a period in excess of five (5) business days by reason of: (i) failure of Landlord to perform any repairs or maintenance which Landlord is required to make, or provide any service that Landlord is required to provide, under this Lease; (ii) the default, negligence or willful misconduct of Landlord, or Landlord’s agents, employees or contractors; (iii) the performance of any work by Landlord or Landlord’s agents, employees or contractors in or about the Building, then Base Rent and Additional Rent and other charges payable under this Lease shall be equitably abated during such period of untenantability.

SECTION 12.0—ALTERATIONS.

12.1 Tenant will not make any structural alterations or other material changes to the Leased Premises or any part thereof at a cost exceeding $100,000.00 per calendar year (the “Alteration Threshold”) (such Alteration Threshold to increase each year cumulatively by an amount equal to the percentage increase in the CPI over the immediately preceding year multiplied by the then-current Alteration Threshold), excluding work required to comply with state or federal regulatory requirements for which no consent will be required, without first obtaining Landlord’s written approval, which approval will not be unreasonably withheld, conditioned, or delayed. All work done on the Leased Premises shall meet the following requirements:

12.1.1 The work will not adversely affect the structural strength or integrity of the Premises;

12.1.2 The work shall be done in full conformity with plans and specifications approved in writing by Landlord;

12.1.3 All permanent, structural improvements and alterations (for example, windows or integral plumbing pipes) made by Tenant shall immediately become the property of Landlord and shall remain on the Leased Premises in the absence of a written agreement to the contrary; provided, however, in no event shall any trade fixture or specialized equipment installed by Tenant become the property of Landlord;

12.1.4 All work shall be done in a good and first-class workmanlike manner;

12.1.5 Tenant shall abide by all applicable laws, ordinances, regulations, and insurance requirements including, without limitation, all applicable requirements for access by disabled persons under the Maine Human Rights Law and the Americans with Disabilities Act and shall indemnify and hold Landlord harmless from any loss, cost, or expense arising from Tenant’s foregoing work’s failure to comply with such requirements;

12.1.6 Tenant shall not permit any mechanics liens, or similar liens, to remain upon the Leased Premises in connection with any work performed or claimed to have been performed at the direction of Tenant and shall cause any such lien to be released of record forthwith (through the filing of a bond or otherwise) without cost to Landlord and shall indemnify the Landlord for any damages and costs, including reasonable attorney fees, incurred as a result of the placement of the lien.

12.1.7 Tenant shall have no obligation to remove such alterations or additions and restore the Leased Premises at the expiration or termination of the Lease unless required by Landlord in writing at the time when Landlord consents to such alterations or additions in accordance with this Section 12. Nothing herein shall be deemed to prohibit Tenant from removing any such alteration or addition at its sole election and discretion, so long as such removal is in accordance with this Lease and the related restoration and repair obligations of Tenant.

12.1.8 The foregoing is subject to Section 10, which shall control over anything to the contrary contained in this Section 12.

SECTION 13.0—INDEMNIFICATION; INSURANCE.

13.1 Indemnity. Except to the extent caused by the intentional, reckless or negligent acts or omissions of Landlord, its agents, servants or employees, Tenant agrees to indemnify and save Landlord harmless from and against all claims of whatever nature incurred or suffered by Landlord in connection with the loss of life, bodily injury, personal injury or damage to property arising from any act, omission or negligence of the Tenant, or its contractors, licensees, agents, servants or employees, in connection with the occupancy or use by Tenant of the Leased Premises. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses, and liabilities of any kind whatsoever, including reasonable attorney’s fees incurred in or in connection with any such claims or proceedings brought thereon, and the defense thereof. Except to the extent caused by the intentional, reckless or negligent acts or omissions of Tenant, its agents, servants or employees, Landlord agrees to indemnify and save Tenant harmless from and against all claims of whatever nature incurred or suffered by Tenant in connection with the loss of life, bodily injury, personal injury or damage to property arising from any act, omission or negligence of the Landlord, or its contractors, licensees, agents, servants or employees, in connection with the occupancy or use by Tenant of the Leased Premises. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses, and liabilities of any kind whatsoever, including reasonable attorney’s fees incurred in or in connection with any such claims or proceedings brought thereon, and the defense thereof.

13.2 Liability Insurance. Both Landlord and Tenant shall maintain in full force during the Term hereof policies of commercial general liability and property damage insurance (placed with companies rated A or higher) under which Landlord and Tenant are named as insureds, indemnifying Landlord and Tenant against all claims, expense and liability for injury to or death of persons or damage to property which may be claimed to have occurred on or about the Leased Premises. The minimum limits of liability of such insurance shall be $5,000,000 per occurrence for bodily injury or property damage. Each of the foregoing limits of insurance may be reasonably increased by Landlord or Tenant, as necessary to protect Landlord’s or Tenant’s interests.

13.3 Release and Waiver of Subrogation. Insofar as and to the extent that the following provisions may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the State of Maine (even though extra premium may result therefrom), Landlord and Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them respectively, the one carrying such insurance and suffering such loss, releases the other of and from any and all claims with respect to such loss, to the extent of the insurance proceeds paid under such policies, and Landlord and Tenant mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof. In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium in the amount of such extra premium. If, at the request of one party, this release and non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this Section 13.3 shall be deemed to modify or otherwise affect releases elsewhere herein contained of either party from liability for claims.

13.4 Policies. At or prior to the Commencement Date, and thereafter not less than ten (10) days prior to the expiration date of each expiring policy, the declaration of coverages from all insurance policies required hereunder, together with satisfactory evidence of the payment of all premiums then due therefore, shall be delivered by Tenant to Landlord and shall, upon request of Landlord, also be delivered by Tenant to the holder of any mortgage affecting the Leased Premises. All such insurance shall be placed with a responsible insurance company satisfactory to Landlord and authorized to transact business in the State of Maine. Landlord shall provide Tenant with declaration of coverages from any policy it maintains within 10 days of Tenant’s written request therefor.

13.5 Limitation of Landlord’s Liability. Any liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord’s interest in the Building or Landlord’s insurance and no deficiency judgment may be taken against any partner, officer, agent or employee of Landlord, and no personal liability is assumed by, nor at any time may be asserted against, Landlord or any of its partners, officers, agents, employees, legal representatives, successors or assigns; all such liability, if any, being expressly waived and released by Tenant. If Landlord shall transfer, assign or convey the Building at any time, then upon the effective date thereof, Landlord shall have no further liability or obligations hereunder, and Tenant agrees to look solely to Landlord’s successor in interest for the performance of Landlord’s obligations and covenants hereunder. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief (including without limit an order of specific performance) against Landlord or Landlord’s successors in interest, or any other action not involving the personal liability of Landlord, including exercise of any self-help or similar rights hereunder. In no event shall Landlord or Tenant ever be liable to the other for any indirect or consequential damages.

SECTION 14.0—COMPLIANCE WITH APPLICABLE LAWS. Tenant shall, throughout the term of this Lease and at Tenant’s sole expense, promptly observe, comply with and execute all laws and regulations of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof and the orders and regulations of the National Board of Fire Underwriters or any other body, now or hereafter exercising similar functions which may be applicable. Tenant shall keep the Leased Premises equipped with all safety appliances so required because of Tenant’s use of the Leased Premises; and shall procure any licenses and permits required for any such use. Subject to Landlord’s obligations under

Section 2.3 and the Work Letter, Tenant shall comply with all governmental laws and regulations from time to time applicable to the Leased Premises, including but not limited to the requirements of the Americans with Disabilities Act and the Maine Human Rights Act and any other laws and regulations relating to providing access and accommodation to persons with disabilities, and Tenant shall indemnify and hold Landlord harmless from any loss, cost or liability incurred by Landlord as a result of Tenant’s failure to comply with such requirements. Nothing in this Section 14 is intended to nor shall be deemed to create any liability on the part of Tenant for any of Landlord’s Work, or for correction or replacement or repair of any portion thereof.

In completing Landlord’s Work, Landlord shall, at Landlord’s sole expense, promptly observe, comply with and execute all laws and regulations of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof and the orders and regulations of the National Board of Fire Underwriters or any other body, now or hereafter exercising similar functions which may be applicable. Landlord shall equip the Leased Premises with all safety appliances so required because of Tenant’s use of the Leased Premises; and shall procure any licenses and permits required for the completion of Landlord’s Work. Landlord shall in the conduct of Landlord’s Work and in the conduct of its work and efforts related to this Lease comply with all governmental laws and regulations applicable to the Leased Premises, the Building and the Site, including but not limited to the requirements of the Americans with Disabilities Act and the Maine Human Rights Act and any other laws and regulations relating to providing access and accommodation to persons with disabilities, and Landlord shall indemnify and hold Tenant harmless from any loss, cost or liability incurred by Tenant as a result of Landlord’s failure to comply with such requirements as aforesaid. Any such deficiency that is discovered after the Rent Commencement Date shall not be subject to or limited by the one (1) year warranty in the Work Letter.

SECTION 15.0—HAZARDOUS MATERIALS. The site which includes the Leased Premises has previously been designated as containing Hazardous Materials and is part of a Voluntary Response Action Plan (“VRAP”), administered by the Maine Department of Environmental Protection (“MDEP”), Landlord shall be responsible for securing MDEP approval for the redevelopment of the Site (including Landlord’s Work) as part of the approval process and, upon Tenant’s request, Landlord shall provide Tenant with a status update on said MDEP approval.

Except in amounts incidental to its permitted use under this Lease as specified in Section 6.0, as determined by federal and state agencies regulating pharmacies, Tenant shall not cause or permit any Hazardous Material to be stored, generated, brought upon, kept, or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees, without first obtaining Landlord’s written consent. Any Hazardous Material permitted on the Leased Premises, and all containers therefore, shall be used, kept, stored and disposed of in a manner that complies with all federal, state and local laws or regulations applicable to any such Hazardous Material. Tenant will in no event permit or cause any disposal of Hazardous Materials in or about the Leased Premises, except in accordance with law. Tenant shall give immediate notice to Landlord of any violation or potential violation of the provisions of this Section 15 and will at all reasonable times, upon prior notice as provided elsewhere in this Lease and subject to the controls and limits set forth in such provisions, permit Landlord or its agents to enter the Leased Premises to inspect the same for compliance with this Section 15. Tenant shall defend, indemnify and hold harmless Landlord from and against any loss, claims, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) arising during or after the Lease term as a result of any violation by Tenant of the terms of this Section 15), or any contamination of the Leased Premises or any other land of Landlord by Hazardous Materials as a result of action by Tenant or Tenant’s agents, employees, contractors, or invitees. The provisions of this Section 15 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or equity and shall survive the transactions contemplated herein and shall survive the termination of this Lease. Nothing in this paragraph is intended to nor shall be deemed to create any liability or obligation on the part of Tenant related to or for any violation of law or the VRAP by Landlord or its agents, employees, contractors, tenants or invitees.

Landlord hereby represents that it has no knowledge of (a) any investigative order, settlement agreement, enforcement order or litigation with respect to Hazardous Material is in existence by any governmental agency with respect to the Building and/or the Leased Premises other than the VRAP; or (b) any notice, demand, claim, citation, complaint, request for information or similar communication with respect to Hazardous Material currently in, on, under or at the Site, Building and/or the Leased Premises which has not been fully cured or addressed, except as disclosed above. Landlord agrees that in the event unlawful amounts of Hazardous Material shall be detected on the Site not released by Tenant or Tenant’s employees, agents or contractors, and as a result thereof Tenant shall be required to discontinue its use of the Leased Premises in whole or in part, to the extent of such discontinuance, Landlord shall abate a just and equitable proportion of rent.

Landlord hereby indemnifies and holds harmless Tenant from any and all claims, losses, liabilities, costs, expenses or damages, including reasonable attorneys’ fees and costs of remediation, if any, incurred by Tenant: (i) in connection with any breach of Landlord’s representations under this Section 15 or its or its agents’, employees’, contractors’, or invitees’ violation of the VRAP and any related laws, regulations or covenants; and/or (ii) in connection with any property damage or personal injury related to or resulting from Landlord’s or its agents’, employees’, contractors’, or invitees’ unlawful storage or use of Hazardous Material on any portion of the property containing the Building and the Leased Premises or adjacent thereto. The covenants and obligations of Landlord hereunder shall survive the expiration or earlier termination of this Lease.

SECTION 16.0—SIGNS.

16.1 General. Tenant may place exterior business signs on the Building in accordance with the terms and conditions of this Section 16. Any signage must comply with all applicable laws and ordinances.

16.2 Except as provided in the project Core and Shell Standards dated August 2, 2018 (“Core and Shell Standards”), and subject to Tenant’s final review and approval, Tenant shall have exclusive rights to signage of all kinds on the entire exterior of the Building, including rooftop areas, during the term of this Lease, as it may be extended. Landlord shall not permit the installation of any signage, logos, symbols or any other such item by any party, including Landlord, on any portion of the exterior of the Building, other than directional signage or address markers, without Tenant’s prior written consent, which consent shall not be unreasonably withheld. Neither Landlord nor any of Landlord’s affiliates will construct or permit the construction of any buildings or improvements on the Site, including but not limited to any hotel facility, that will result in unreasonable interference with visibility of Tenant’s signage. Landlord and Tenant agree that any building constructed as Unit 5 (“Hotel Unit”) in accordance with the Site Plan attached hereto as Exhibit A will not result in unreasonable interference with the visibility of Tenant’s signage; provided, however, that under no circumstances will any buildings constructed on the Site, including the Hotel Unit, interfere with Tenant’s signage so long as Tenant’s signage is placed approximately in accordance with the locations indicated on Exhibit A-1.

16.3 The costs of Tenant’s exterior signage shall be reimbursed as part of the Tenant Improvement Allowance. Tenant agrees to maintain all exterior building signage in good condition and repair at all times. Notwithstanding anything to the contrary in this Section 16 or Section 2.3, Landlord will provide, at no cost to Tenant, as part of Landlord’s Work directory signage, suite and other interior identifying signs and interior life safety and code required signage, all of which shall be subject to the approval of Tenant, which shall not be unreasonably withheld or delayed.

The rights in this Section 16 are transferable to any assignee or sublessee of Tenant.

SECTION 17.0—EMINENT DOMAIN.

17.1 If the whole of the Leased Premises shall be acquired or condemned by eminent domain, then this Lease shall cease and terminate as of the date of such taking or purchase and all rent shall be paid up to that date and Tenant shall have no claim against Landlord nor the condemning authority for the value of any unexpired term of this Lease and Tenant hereby releases same, provided, however, that Tenant shall have the right to claim and recover from the condemning authority only such compensation or damages as may be separately awarded or recoverable by Tenant on account of any and all damage to Tenant’s leasehold improvements, equipment, fixtures or other tangible personal property by reason of the condemnation and for or on account of any cost or loss suffered by Tenant in removing and/or moving or relocating Tenant’s leasehold improvements, equipment, fixtures or other tangible personal property and/or Tenant’s operations at the Leased Premises and any other amounts or damages that are recoverable by Tenant but which do not reduce Landlord’s recovery.

17.2 If any part of the Leased Premises shall be acquired or condemned or purchased as aforesaid and in the event that the Landlord and Tenant reasonably conclude that such partial taking or condemnation or purchase shall render the Leased Premises unsuitable for the business of Tenant (taking into account the possibility of reconfiguration of the Leased Premises and the amount of space and parking needed by Tenant), then this Lease shall cease and terminate as of the date of such taking or purchase. If Landlord and Tenant are not able to reasonably agree on whether such partial taking or condemnation or purchase renders the Leased Premises unsuitable as provided above, Landlord and Tenant agree to submit such issue to mediation with such mediator and upon such terms and conditions as they shall agree upon. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired term of this Lease, with the exception of the rights and recoveries and damages of Tenant enumerated in subparagraph (a) above, and the Rent shall be adjusted to the date of such termination. In the event of a partial taking or condemnation or purchase which is not extensive enough in Landlord’s and Tenant’s reasonable opinion (or as determined pursuant to mediation as provided above) to render the Leased

Premises unsuitable for the business of Tenant, then Landlord shall commence within thirty (30) days after Landlord’s receipt of the proceeds due to such taking (or as soon thereafter as is practical under the circumstances), condemnation or purchase to repair, reconfigure or restore the Leased Premises to the extent reasonably necessary to render the remaining portions of the Leased Premises suitable for the purposes for which the Leased Premises were leased and to reconfigure, as reasonably necessary the remaining portion of the Building to a complete architectural unit including all Landlord’s Work, provided that such work shall not exceed the scope and quality of the work originally required in the construction of the Building, less the portion lost in the taking or purchase. Landlord shall thereafter prosecute the completion of such efforts with due diligence subject further to delays resulting from any force majeure events, this Lease shall continue in full force and effect, and the Rent payable hereunder from and after said taking or purchase and completion of the restoration shall be proportionately adjusted on a per square foot basis in relation to the areas of the Leased Premises that are practically or actually unusable due to the taking or purchase or due to the restoration work or both. If, during the course of such restoration, Tenant is deprived of the use of any or all of the Leased Premises, the Rent shall be abated during the period of deprivation in proportion to the portion of the Leased Premises made untenantable. Landlord’s efforts to restore hereunder shall be further subject to and expressly limited by the applicable restrictions, ordinances, requirements and regulations imposed or enacted since the date of Landlord’s Work by duly constituted public authorities and to the amount and availability of the condemnation proceeds. Notwithstanding the foregoing or anything else in the Lease to the contrary, if after the beginning of the last Lease Year of the term (taking into account Tenant’s extension rights and after an opportunity is provided to Tenant to exercise same), there occurs an event of a partial taking or condemnation or purchase that requires under this Section 17.2 that the Leased Premises be restored and/or reconfigured and such taking or condemnation results in an impact on the Leased Premises that is the equivalent of twenty-five percent (25%) or more of their insurable value, Landlord or Tenant may nonetheless, if it shall so elect, terminate this Lease by notice to Tenant within ninety (90) days after the date of the actual taking and this Lease shall thereupon terminate, and a just proportion of the Rent shall be apportioned as of the time of termination.

17.3 Upon completion of any repair and restoration by Landlord, Tenant shall, at its expense, promptly commence repair and replacement of all trade fixtures, equipment, signs and other property installed by or belonging to Tenant which shall have been damaged or destroyed or shall be in need of reconfiguration and shall complete the same with due diligence, but in all cases accounting for changes in the configuration of the Leased Premises and Tenant’s then-current plans for the Leased Premises and expressly limited by the applicable restrictions, ordinances, requirements and regulations imposed or enacted since the date of Landlord’s Work by duly constituted public authorities. Landlord shall not be liable for any inconvenience or annoyance to Tenant, or for any injury or interruption to the business of Tenant resulting from any casualty, Landlord’s repair or restoration work or delays related thereto so long as Landlord is diligently pursuing restoration and repair.

17.4 Subject to the force majeure provisions of this Lease, if Landlord undertakes repair or restoration work under this Section 17 and any substantial portion of the to-be restored and/or reconfigured Leased Premises remains untenantable, inaccessible, or otherwise unsuitable for the Permitted Use, for a period of more than one hundred eighty (180) days from the date of the Landlord’s receipt of sufficient condemnation proceeds, and as of the end of this period, there is not a substantial likelihood that Landlord shall substantially complete restoration, reconfiguration and/or other required repairs within forty-five (45) days from that date such that the restoration, reconfiguration and/or other required repairs will be substantially complete by the end of such forty-five (45) day period, then Tenant shall have the right to terminate this Lease by written notice to Landlord, which notice shall be effective only if received by Landlord after said one hundred and eighty (180) day period but before the date of substantial completion. Such termination shall be effective on the later of (i) 60 days after its receipt by Landlord and (ii) 270 days from the date of Tenant’s actual loss of use of any such portion of the Leased Premises due to taking or purchase covered by this Section 17, unless substantial completion occurs before such effective date. In the event of such termination, Tenant shall have no claim against the Landlord nor the condemning authority for the value of any unexpired term of this Lease and Tenant hereby releases same, provided, however, that Tenant shall have the right to claim and recover from the condemning authority only such compensation or damages as may be separately awarded or recoverable by Tenant on account of any and all damage to Tenant’s leasehold improvements, equipment, fixtures or other tangible personal property by reason of the condemnation and for or on account of any cost or loss suffered by Tenant in removing and/or moving or relocating Tenant’s leasehold improvements, equipment, fixtures or other tangible personal property and/or Tenant’s operations at the Leased Premises and any other amounts or damages that are recoverable by Tenant but which do not reduce Landlord’s recovery.

17.5 Upon the effective date of any termination under this Section 17, this Lease shall automatically terminate and the parties shall have no further liabilities or obligations hereunder, except the Landlord shall immediately repay to Tenant any unearned payments, security deposit or any other prepaid funds previously delivered to Landlord by Tenant pursuant to this Lease.

SECTION 18.0—DAMAGE OR DESTRUCTION.

18.1 If the Leased Premises, or any part thereof, shall be damaged by fire, the elements, or other casualty, then Tenant shall give notice thereof to Landlord promptly following such occurrence, and except as hereinafter otherwise provided, and subject to the provisions of any mortgage(s) given by Landlord encumbering the Leased Premises as any such mortgage(s) may be affected by a non-disturbance agreement from the holder of any such mortgage, Landlord shall commence, within thirty (30) days after the date of the actual receipt (by Landlord or its mortgagee) of insurance proceeds related thereto, to restore and repair the Leased Premises to the condition it was prior to the casualty (including all of Landlord’s Work, but expressly limited by the applicable restrictions, ordinances, requirements and regulations imposed or enacted since the date of Landlord’s Work by duly constituted public authorities) and shall thereafter prosecute the completion of such restoration and repair with due diligence. Landlord and Tenant agree that they will promptly and diligently pursue any applicable insurance proceeds that may be due in connection with any aforementioned occurrence. If the damage to the Leased Premises shall render the whole or any part thereof unusable for Tenant’s use, a just proportion of the Rent, according to the nature and extent of the damage to the Leased Premises, shall be abated from the date of such damage until the Leased Premises or such part thereof shall be restored for the use and occupation of Tenant. Landlord’s efforts to so repair shall be expressly limited to the net amount of the proceeds from insurance (after deducting therefrom the reasonable costs of collecting said proceeds) which Landlord (or its mortgagee) receives as a result of such casualty. However if the limitation in the preceding sentence results in Landlord not being able to fully restore and repair the damage, Tenant may, but shall not be obligated to, loan to Landlord the balance of funds needed to complete such restoration on such terms and conditions deemed reasonable in

Landlord’s sole discretion (including security therefor), such loan to be evidenced by a Note with interest accruing during the term thereof at a rate equal to 2% over the then prevailing prime rate of interest as reported in the Wall Street Journal, to be repaid from the proceeds of any refinancing of the Leased Premises and on other terms agreeable to the parties. Tenant shall promptly and fully cooperate in Landlord’s efforts to collect insurance proceeds. Notwithstanding the foregoing or anything else in this Lease to the contrary, if after the beginning of the last Lease Year of the term (taking into account Tenant’s extension rights and after an opportunity is provided to Tenant to exercise same), the Leased Premises shall be so damaged or destroyed to the extent of twenty-five percent (25%) or more of its insurable value, Landlord or Tenant may, if it shall so elect in its sole discretion, terminate this Lease by notice to the other party within ninety (90) days after Landlord’s receipt of notice of any such casualty and this Lease shall thereupon terminate, and a just proportion of the Rent shall be apportioned as of the time of termination.

18.2 Upon completion of any repair and restoration by Landlord, Tenant shall, at its expense, promptly commence repair and replacement of all trade fixtures, equipment, signs and other property installed by or belonging to Tenant which shall have been damaged or destroyed and shall complete the same with due diligence, but in all cases accounting for changes in the configuration of the Leased Premises and Tenant’s then-current plans for the Leased Premises and expressly limited by the applicable restrictions, ordinances, requirements and regulations imposed or enacted since the date of Landlord’s Work by duly constituted public authorities. Landlord shall not be liable for any inconvenience or annoyance to Tenant, or for any injury or interruption to the business of Tenant resulting from any casualty, Landlord’s repair or restoration work or delays related thereto so long as Landlord is diligently pursuing restoration and repair in a commercially reasonable manner.

18.3 Subject to the force majeure provisions of this Lease, if Landlord undertakes repair or restoration work under this Section 18 and any substantial portion of the Leased Premises remains untenantable, inaccessible, or otherwise unsuitable for the permitted use on account of fire or other casualty, for a period of more than one hundred eighty (180) days from the date of the casualty and as of the end of this period, there is not a substantial likelihood that Landlord shall substantially complete restoration and/or other required repairs within forty-five (45) days from that date such that the repairs and restoration will be substantially complete by the end of such forty-five (45) day period, then Tenant shall have the right to terminate this Lease by written notice to Landlord, which notice shall be effective only if received by Landlord after said one hundred eighty (180) day period, but before the date of substantial completion. Such termination shall be effective on the later of (i) 60 days after its receipt by Landlord and (ii) 270 days from the date of Tenant’s actual loss of use of any such portion of the Leased Premises due to damage covered by this Section 18, unless substantial completion occurs before such effective date.

18.4 Upon the effective date of any termination under this Section 18, this Lease shall automatically terminate and the parties shall have no further liabilities or obligations hereunder, except the Landlord shall immediately repay to Tenant any unearned payments, security deposit or any other prepayment funds previously delivered to Landlord by Tenant pursuant to this Lease.

SECTION 19.0—ASSIGNMENT OR SUBLETTING. Tenant may assign or sublet this Lease only after receiving the prior express written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, however, Tenant, without such consent, may assign this Lease in its entirety or sublease a portion of this Lease or Leased Premises to any affiliate, subsidiary or entity that is under direct common control with Tenant or to any entity that acquires all or a substantial portion of Tenant’s business. In any case where Landlord’s consent is required and Landlord shall so consent to such assignment or sublease or such assignment or sublease is permitted hereunder, Tenant (to the extent Tenant continues to exist as an entity after such event) shall remain fully liable to Landlord for all of the obligations imposed upon Tenant under this Lease, including without limitation, the obligation to pay the rent and other charges and shall retain any profit realized from the assignment or sublease. No pledge by Tenant of its interests hereunder as full or partial security for loans obtained by Tenant shall be considered an assignment or sublease hereunder. In addition to the foregoing, and notwithstanding anything in this Section 19 to the contrary, Tenant may, without the need to obtain the Landlord’s consent, transfer any stock in connection with a public offering and/or if the Tenant’s stock is publicly traded on a recognized national or international stock exchange or over the counter, issue, redeem or transfer any stock or membership interests through a private placement offering or any other transfer to effectuate a capital infusion into Tenant and/or make assignment of such interests to a holding entity created for the purposes thereof. Furthermore, notwithstanding anything in this Section 19 to the contrary, the contemplated business combination between Tenant and divisions of Henry Schein, Inc. to form Vet’s First Corp. (the “Merger”) is hereby approved by Landlord and will require no additional consent or notice to Landlord provided, however, that, if requested by either party, Landlord and Tenant shall enter into an amendment and, if applicable, assignment of this Lease to memorialize the above terms.

SECTION 20.0—ACCESS BY LANDLORD. Landlord or any person designated by Landlord shall have the right to enter the Leased Premises at any reasonable time during normal business hours, upon 48 hours prior notice (except in ease of emergency), for the purpose of inspecting the Leased Premises or to make repairs. For a period commencing one (1) year prior to the end of the Term of this Lease, Landlord shall have the right to enter the Leased Premises at any reasonable times, for the purpose of exhibiting the same to prospective tenants or purchasers and shall have the right to erect a suitable sign on the Leased Premises indicating that the Leased Premises are available for sale or lease. Landlord’s right of entry shall be conditioned upon Landlord’s agreement to use its best efforts not to unreasonably disturb Tenant’s business, customers or operations. In exercising its rights hereunder, Landlord shall not unreasonably interfere with Tenant’s access to or use of the Leased Premises and shall at all times respect the privacy and dignity of Tenant’s patients and the confidentiality of such patients’ records, and in compliance with applicable laws and regulations. For protection of Landlord, Tenant and their agents and employees, Landlord’s entry into laboratory or sensitive areas identified by Tenant shall be permitted only so long as Landlord or its agents and contractors are accompanied by an employee or agent of Tenant and have, if requested, entered into Tenant’s standard form of Non-Disclosure Agreement. In any event, if, as a result of Landlord’s entry and any repairs, alterations or additions, Tenant is unable to use all or any portion of the Leased Premises for more than three (3) consecutive business days, then, commencing on the fourth (4th) business day, the Base Rent and Additional Rent shall be abated based on the square footage of the affected area from and including the fourth (4th) business day to and including the day on such inability ceases.

SECTION 21.0—SUBORDINATION. This Lease is and shall be subject and subordinate to any mortgages that may now exist or hereafter be placed upon the Leased Premises by Landlord, and to any and all advances to be made thereunder, and all renewals, replacements, and extensions thereof, and Tenant shall, upon request, execute and deliver any documents to confirm this subordination, as may be desired by holders of such mortgages, and if requested by the mortgagee, to agree not to prepay rent more than ten (10) days in advance of the date when due, provided that the holder of such mortgage enters into a non-disturbance agreement with Tenant in form and substance that is reasonably acceptable to as described below, by the terms of which such holder agrees not to disturb Tenant’s possession of the Leased Premises so long as Tenant continues to perform all obligations under this Lease, and, in the event of acquisition of title by such holder through foreclosure proceedings or otherwise, to accept Tenant as tenant of the Leased Premises under the terms and conditions of this Lease and to perform Landlord’s obligations under this Lease (but only while owner of the Leased Premises), and Tenant agrees to attorn to and recognize such holder or any other person acquiring title to the Leased Premises as Landlord. Landlord agrees to provide Tenant with a subordination, non-disturbance and attornment agreement from its lender or mortgagee in conjunction with its Construction Loan and permanent loan closing (for each closing, 5 days after such closing is the “SNDA Deadline”), in a form and content to be negotiated and reasonably acceptable to Landlord, Landlord’s lender, and Tenant; provided that the foregoing subordination shall be effective only if and when a subordination, non-disturbance and attornment agreement reasonably acceptable to Tenant is entered into in on or before the SNDA Deadline.

SECTION 22.0—ESTOPPEL CERTIFICATES. Landlord and Tenant agree, upon at least ten (10) days prior written request by the other party, from time to time, to execute, acknowledge, and deliver to the other party a written statement certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing the modifications), the date to which rent and other charges have been paid, and whether or not to the best of the knowledge of the party signing the estoppel certificate the other party is in default hereunder (and if so, specifying the nature of the default), it being intended that any such statement delivered pursuant to this Section 22 may be relied upon by a prospective purchaser or mortgagee of landlord’s interest, or an assignee or subtenant of Tenant’s interest, in the Leased Premises.

SECTION 23.0—DEFAULT BY TENANT. The following events shall be events of default by Tenant under this Lease:

23.1 Tenant shall fail to pay any installment of rent, or any other payment to Landlord or other parties required herein, when due, and such failure shall continue for a period of five (5) business days after Landlord shall have given to Tenant a notice specifying such failure and demanding the same be cured, provided, however, that no notice shall be required for failure by Tenant to pay Base Rent more than twice in any twelve month period;

23.2 Tenant shall become insolvent or make a transfer of a substantial portion of its assets without Landlord’s consent;

23.3 A petition shall be filed against Tenant under any state or federal bankruptcy of insolvency laws or under any similar law or statute of the United States or any state, and not discharged within ninety (90) days after such filing, or Tenant shall file such petition, or Tenant shall be adjudged bankrupt or insolvent in any proceeding;

23.4 Any assignment shall be made of the property of Tenant for the benefit of creditors, or a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer shall be appointed to take charge of all or any substantial part of Tenant’s property, or the estate hereby created shall be taken on execution or by other process of law;

23.5 Tenant shall fail to comply with any covenant, term, or provision of this Lease (other than the payment of rent and other charges) and shall not cure such failure within thirty (30) days after written notice specifying such failure and demanding that the same be cured, unless such failure cannot be cured by the payment of money and cannot with due diligence be wholly cured within such period of thirty (30) days, in which case Tenant shall have such longer period as shall be necessary (but not more than one hundred twenty (120) days) to cure such failure, so long as Tenant promptly commences to cure the same within such thirty (30) day period and prosecutes the cure to completion with due diligence.

In case of any such default which is uncured within any applicable cure or grace period (an “event of default”), and regardless of any waiver or consent to any earlier event of default, Landlord, at Landlord’s option, unless such default has been cured prior to exercise of such remedy, may exercise any and all remedies available to Landlord at law or equity, all of such remedies to be cumulative and not exclusive, including, without limitation, the following:

(a) Landlord may terminate this Lease by giving written notice to Tenant, and Tenant shall quit and surrender the Leased Premises and remain liable as set forth below:

(b) Landlord may immediately, or at any subsequent time, without demand or further notice, re-enter the Leased Premises in accordance with applicable laws and repossess the Leased Premises and expel Tenant and those claiming under Tenant, and Landlord may remove any property from the Leased Premises and store the same in any warehouse, all at the expense and risk of Tenant, or may dispose of the same in accordance with applicable law.

(c) In the event of termination or re-entry after an event of default, Tenant shall pay Landlord as damages all rent and other charges payable under this Lease up to the time of re-entry or termination, and all rent that Tenant would have been required to pay until the expiration of the then-current term of this Lease as follows: such rent shall be payable upon the due dates and in the amounts specified herein following such termination or such re-entry and until the end of the then-current term, had this Lease not so terminated or had Landlord not so re-entered the Leased Premises, provided, however, that if Landlord shall relet the Leased Premises during said period, Landlord shall credit Tenant with the monthly net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting, the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Leased Premises and in securing possession thereof, including reasonable attorneys’ fees, as well as the reasonable expenses of re-letting, including altering and preparing the Leased Premises for new tenants, reasonable brokers’ commissions, and all other reasonable expenses properly chargeable against the Leased Premises and the rental thereof. It is acknowledged that any such reletting may be for a period shorter or longer than the remaining term of this Lease, and that in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, or shall Tenant be entitled in any suit for the collection of damages pursuant to this paragraph to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Leased Premises or any part thereof be re-let by Landlord for the unexpired portion of the term of this Lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be presumed the fair and reasonable rental value for the Leased Premises, or part thereof, so relet during the term of the re-letting. In the event of termination or re-entry after an event of default, Landlord shall use commercially reasonable efforts to relet the Leased Premises under commercially reasonable terms. Any suit brought by Landlord to recover the damages due under this Section 22 shall not prejudice Landlord’s right to recover in any subsequent action brought for any amount not previously reduced to judgment.

Nothing herein contained shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damage referred to above, Tenant hereby waives any right to redemption that it may have under any present or future law in the event Tenant is evicted or dispossessed.

In addition to other rights and remedies of Landlord hereunder, in the event that Landlord commences any suit (including any alternative dispute processes such as mediation or arbitration) for the collection of any amounts for which the Tenant may be in default or related to any claim of Tenant default in the performance of any other covenant or agreement hereunder, Tenant shall pay all reasonable attorneys’ fees and other reasonable expenses incurred by the Landlord should it be the prevailing party and/or collecting such amounts or enforcing such performance, plus interest thereon at the highest legal rate, not to exceed twelve percent (12%) per annum.

SECTION 23.0A—DEFAULT BY LANDLORD. If Landlord shall fail to perform any of its obligations hereunder, which failure shall continue for thirty (30) days (or any shorter period as may be specifically provided herein) after notice thereof by Tenant, then Tenant shall have the right to enforce any one or more of the following remedies, without limiting any other rights Tenant may have:

(a) If all or any part of the Premises becomes unfit for Tenant’s normal use, then Tenant’s obligation to pay Base Rent and Additional Rent shall be abated for such time period as the Premises are unfit, in proportion to the part of the Premises which are not usable by Tenant, and

(b) Recover damages or any other sums owed by appropriate means, obtain injunctive relief, and/or exercise any other right or remedy legally available.

(c) Tenant may, at its option, without waiving any claim for damages for breach of agreement, at any time prior to the cure of a material default by Landlord which impairs the Tenant’s use of the Premises, cure such default for the account of Landlord and any amount paid or any contractual liability incurred by Tenant in so doing shall be deemed paid or incurred for the account of Landlord and Landlord shall promptly reimburse Tenant therefore and save Tenant harmless there from. If Landlord shall fail to promptly reimburse Tenant upon demand for any amount paid or liability incurred for the account of Landlord hereunder, said amount or liability may be deducted by Tenant from the next or any succeeding payments of rent due hereunder.

In addition to other rights and remedies of Tenant hereunder, in the event that Tenant commences any suit (including any alternative dispute processes such as mediation or arbitration) for the collection of any amounts for which the Landlord may be in default or related to any claim of Landlord default in the performance of any other covenant or agreement hereunder, Landlord shall pay all reasonable attorneys’ fees and other reasonable expenses incurred by the Tenant should it be the prevailing party and/or collecting such amounts or enforcing such performance, plus interest thereon at the highest legal rate, not to exceed twelve percent (12%) per annum.

SECTION 24.0—REIMBURSEMENT FOR COSTS, ATTORNEYS’ FEES. Tenant shall pay to and indemnify Landlord against all commercially reasonable legal costs and charges, including attorneys’ fees reasonably incurred, in obtaining possession of the Leased Premises after an event of default by Tenant after the giving of any applicable notice or after Tenant’s default in surrendering possession upon the expiration or earlier termination of the term of this Lease or in successfully enforcing any obligation or covenant of Tenant.

SECTION 25.0—BROKERS. Each of Landlord and Tenant represents and warrants that it has not entered into any agreement with, nor otherwise had any dealings with, any broker or agent in connection with the negotiation or execution of this Lease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, except for Landlord’s obligations to CBRE/The Boulos Company pursuant to written agreement which Landlord shall perform, it being the intent hereof that Landlord, at its sole cost and expense, shall be responsible for any and all commissions or fees that are due to said CBRE/The Boulos Company in connection with this Lease. Each party shall indemnify, defend and hold the other harmless from and against any costs (including, but not limited to, court costs and attorneys’ fees), expenses or liability for commissions or other compensation claimed by any broker or agent other than those, if any, listed above in this Section 25 with respect to this Lease which arise out of any agreement or dealings, or alleged agreement or dealings, between the applicable party and any such agent or broker.

SECTION 26.0—LETTER OF CREDIT. In the event the Merger is not successfully completed by March 31, 2019, then by April 15, 2019, as security for the performance of its obligations under this Lease, Tenant agrees to post one (1) letter of credit in a principal amount equal to six (6) months of Base Rent for the first year of the Lease, as such Base Rent is calculated and determined pursuant to Section 4.1 above. The terms applicable to such letter of credit are as follows:

(a) Tenant shall deliver to Landlord, as additional protection for Landlord to assure the full and faithful performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under the Lease, an irrevocable and unconditional negotiable letter of credit (the “Letter of Credit”) containing the terms required herein, payable in Cumberland County, Maine, running in favor of Landlord issued by a solvent nationally recognized bank with a long term rating of A2 from Moody’s Investors Service or A from

Standard & Poor’s, or higher, in the amount of set forth above in the first paragraph of this Section 26.0 (the “LC Amount”). Notwithstanding the foregoing, Landlord agrees that, so long as the Tenant is not in default at the end of each Lease Year, the LC Amount shall be reduced by the equivalent of one (1) month’s Base Rent at the end of each Lease Year until the LC Amount is reduced to zero. The Letter of Credit shall be (i) “callable” at sight, irrevocable and unconditional, (ii) subject to the terms of this Section 26.0, maintained in effect, whether through renewal or extension, for the entire period from the date of its issuance and continuing until that date (the “LC Expiration Date”) which is the end of the Fifth Lease Year, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, (iv) fully assignable by Landlord, and (v) permit partial draws. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same (the “Bank”) shall be acceptable to Landlord, in Landlord’s reasonable discretion, and shall provide, among other things, in effect that: (A) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the Bank of Landlord’s (or Landlord’s then managing agent’s) written statements that (1) such amount is due to Landlord under the terms and conditions of the Lease, (2) Tenant has filed a voluntary petition under the Federal Bankruptcy Code or (3) an involuntary petition has been filed against Tenant under the Federal Bankruptcy Code, it being understood that if Landlord or its managing agent is a limited liability company, corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity); and (B) the Letter of Credit will be honored by the Bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement.

(b) The Letter of Credit shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to the Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at no cost to Landlord, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(c) If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the LC Amount, Tenant shall, within fifteen (15) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency and any such additional letter of credit shall comply with all of the provisions of this Section 26.0, and if Tenant fails to comply with the foregoing, the same shall constitute a default by Tenant under this Lease. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof, and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal or replacement thereof (such renewal or replacement letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed or replaced, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section 26.0, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Section 26.0 and the proceeds of the Letter of Credit may be applied by Landlord against any Base Rent or Additional Rent payable by Tenant under the Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under the Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Base Rent or Additional Rent payable by Tenant under the Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any default by Tenant under the Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under the Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

(c) Tenant hereby acknowledges and agrees that Landlord is entering into the Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any default on the part of Tenant under the Lease. If there shall occur a default under the Lease, Landlord may, but without obligation to do so, draw upon the Letter of Credit in part or in whole, to cure any default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of the Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code.

SECTION 27.0—RIGHT OF FIRST OFFER (“ROFO”). Landlord agrees that if at any time during the Term of this Lease, as extended or renewed, Landlord desires to sell the Building, or, in the case that the Leased Premises are a severable and separate and financeable real estate unit, such as a condominium unit, then the Leased Premises (for purposes of this ROFO, the subject of such offer and this Section 27 shall be called “Leased Premises”), Landlord shall first offer to sell the Leased Premises to Tenant upon the following terms and conditions:

(a) Landlord shall send Tenant written notice (“Landlord’s Sale Notice”) of its offer to sell the Leased Premises, which notice shall set forth a sales price in US Dollars and the proposed terms of such sale in the form of a proposed purchase and sale agreement in the customary form for the Leased Premises (the “Purchase Agreement”). Any purported Landlord’s Sale Notice that does not constitute a formal offer to sell the Leased Premises in accordance with this Section 27 shall not constitute a Landlord’s Sale Notice and no time period begins to run. The proposed terms of such sale shall include the following:

(i) Closing. The closing shall take place on or before the date which is ninety (90) days after the date of full execution of Landlord’s proposed purchase and sale agreement, at 10:00 a.m., at the offices of Landlord’s counsel in Portland, Maine, or at such other time and place as Landlord and Tenant shall mutually agree upon in writing (the “Closing”). At the Closing, Landlord shall execute and deliver to Tenant, against payment of the purchase price, a Quitclaim with Covenant Deed and other documents and instruments customary in similar transactions or as reasonably requested by Tenant. The purchase price shall be payable in cash, certified check or wire transfer, with no owner financing unless agreed to by Landlord and otherwise Tenant’s obligation to close by the Closing date to be conditioned upon Tenant obtaining a commercial loan on normal and customary terms that are otherwise reasonably satisfactory to Tenant within forty-five (45) days from the date of full execution of Landlord’s proposed purchase and sale agreement, it being understood that Tenant must give written notice to Landlord of its failure to obtain a commitment for such a loan from a lending institution within such 45-day period or such condition shall be deemed waived. Rent payments paid under this Lease shall not be applied to the purchase price.

(ii) Title. Landlord shall at the Closing convey the Leased Premises to Tenant (or its assignee) at the closing in fee simple with good and marketable title, subject to covenants, easements, agreements, restrictions and like matters of record that do not adversely affect the Tenant’s use and enjoyment of the Leased Premises, or, if any such matters do exist, for which satisfactory (to Tenant) affirmative title insurance coverage can be obtained at no additional premium. In the event that Landlord is unable to convey title as aforesaid, Landlord shall, within a reasonable period of time, not to exceed thirty (30) days, after receipt of notice of any such defects from Tenant, use its commercially reasonable efforts to remedy any title defects. In the event that said defects cannot be corrected or remedied within said time period, Tenant shall have the option to either terminate the Purchase Agreement or to close notwithstanding such defects as may exist. A portion of the purchase price may be applied to remove any title defects or encumbrances (including mortgages) that may be removed by the payment of money.

(iii) Adjustments, Prorations and Closing Costs. If necessary, real estate taxes and assessments shall be prorated as of the Closing on the basis of the latest available tax bill. The Maine real estate transfer tax shall be paid by Landlord and Tenant in accordance with 36 M.R.S.A. 4641-A. The recording fee for the deed of conveyance and any expenses related to any mortgage which Tenant may grant to a lender in connection with the purchase of the Leased Premises shall be paid for by Tenant. Landlord shall refund to Tenant any unearned Base Rent and Additional Rent for the remaining portion of the month following the closing date. Landlord and Tenant shall be individually responsible for any brokers’ commissions due from them to brokers they incur obligations to in connection with the sale of the Leased Premises. Any Base Rent and Additional Rent shall be prorated as of the Closing and the Lease shall be at the option of Tenant terminated at Closing. The parties shall upon request of the other as necessary make post-closing adjustments of Operating Expenses at the time of final reconciliation of same.

(iv) Possession. Landlord shall deliver possession of the Leased Premises to Tenant at the Closing, free of all leases, tenancies or occupancies by any person other than Tenant, subtenants of Tenant and any other leases or occupancies expressly approved in writing by Tenant.

(v) Risk of Loss, Damage, Destruction and Insurance. All risk of loss to the Leased Premises prior to the Closing shall be on Landlord, and Landlord shall keep the same insured against fire and other extended coverage risks as provided under this Lease until the Closing. In the event that, after the date of Tenant’s Purchase Notice but prior to the Closing, any improvements which are part of the Leased Premises are destroyed or substantially damaged, Tenant may either terminate this Lease and/or the purchase agreement or accept the insurance proceeds payable by reason of such damage or destruction and close notwithstanding the same.

(vi) Tenant Default. If Tenant shall default on its obligation to close on the purchase of the Leased Premises for any reason other than Landlord default, title defects, condemnation or casualty, Tenant shall pay to Landlord liquidated damages in the amount of the lesser of: (i) Landlord’s actual and verifiable costs and fees (including reasonable legal fees) incurred by Landlord and directly related to preparation for Closing; and (ii) three percent (3%) of the agreed purchase price as Landlord’s sole remedy for such default in lieu of all other claims, legal, equitable or otherwise, by Landlord, the parties agreeing that Landlord’s damages in such a case will be extremely difficult to ascertain and determine and that the foregoing amount represents fairly a reasonable payment in lieu of payment of Landlord’s actual damages. In such event of Tenant Default, the Lease shall continue, but without the ROFO, and the default under the Purchase Agreement shall not constitute a default under the Lease.

(vii) Landlord Default. If Landlord shall permit the existence of an encumbrance or title defect that shall make it impossible for Landlord to convey clear title to the Leased Premises, or if Landlord shall default in its obligation to close on the purchase of the Leased Premises for any reason, Tenant may (i) seek specific performance of the Purchase Agreement in a court of competent jurisdiction, or (ii) terminate the Purchase Agreement and this Lease shall continue in accordance with its terms, including the ROFO.

(b) Upon Tenant’s receipt of a proper Landlord’s Sale Notice, Tenant shall have the right to purchase the Leased Premises upon those terms offered or upon such terms as the parties otherwise agree upon within thirty (30) days of Tenant’s receipt of Landlord’s proper Sale Notice (the “Negotiation Period”). If Tenant desires to purchase upon the terms offered, or wishes to engage in negotiations of such terms with Landlord, Tenant shall send written notice to Landlord of either it’s acceptance of such offer (which may be evidenced by an executed Purchase Agreement) or its desire to negotiate, in its sole discretion (“Tenant’s Purchase Notice”). Any right Tenant may have to purchase the Leased Premises pursuant to this Section 27 shall be terminated if Tenant fails to send Tenant’s Purchase Notice within such period. In the event Tenant accepts Landlord’s terms, then the parties shall proceed pursuant to the purchase and sale terms offered and accepted; in the event Tenant desires to negotiate, then the following shall apply:

(i) Tenant must prior to the end of the Negotiation Period make a written counter offer to Landlord to purchase the Leased Premises in the form of a Purchase Agreement and otherwise in accordance with this ROFO and the parties agree to negotiate such counter offer terms in good faith during such Negotiation Period.

(ii) If the parties do reach terms within the Negotiation Period, then the parties shall proceed pursuant to the Purchase Agreement terms agreed to.

(iii) If the parties do not reach agreement within the Negotiation Period, Tenant’s last-received (by Landlord) written counteroffer shall be deemed Tenant’s “Last Best Offer” (and if no written counteroffer is made by Tenant within the Negotiation Period, then Tenant’s Last Best Offer price shall be considered to be $0). Landlord shall have the right (but not the obligation) to sell the Leased Premises free of this ROFO in accordance with the following: During the eighteen (18) months following the end of the Negotiation Period, Landlord may sell the Leased Premises at a gross purchase price in US Dollars that is more than ninety (90%) percent of the Tenant’s Last Best Offer purchase price, such sale to be free of this ROFO. Variations in term other than gross purchase price, to the extent not commercially unreasonable (e.g., financing contingencies, inspections and representations and warranties or the lack thereof) shall not be a part of the determination of whether the offer is at or above the Tenant’s Last Best Offer. Tenant agrees that Landlord may provide a copy of Tenant’s Last Best Offer to prospective purchasers.

(iv) If Landlord receives an offer at a gross purchase price in US Dollars equal to or less than ninety (90%) percent of the purchase price contained in Tenant’s Last Best Offer that Landlord is willing to accept, Landlord must provide a written copy of such offer to Tenant and Tenant shall have ten (10) days from receipt thereof within which to agree in writing to agree to the terms set out in such offer. If such an offer that Landlord is willing to accept contains a purchase price that is in whole or in part stated in other than US Dollars, and if Tenant desires to purchase the Leased Premises on the terms of such offer, Tenant shall be entitled to substitute for any non-US Dollar consideration the fair equivalent in US Dollars. If notice of such written agreement of Tenant is not received by Landlord within said ten (10) days, Tenant’s right to agree to such terms shall terminate and Landlord may sell the Leased Premises pursuant to such offer and this ROFO shall automatically terminate as of the closing on the sale. If the Leased Premises is not sold within said eighteen (18) months, this ROFO to continue in full force and effect.

(v) If Tenant is obligated to close under this ROFO, this ROFO shall terminate automatically upon the closing of the sale of the Leased Premises or upon Tenant’s default in its obligation to close under any written agreement of the parties.

(c) If this ROFO has been terminated pursuant to its terms, Tenant agrees to confirm the termination of the ROFO in writing and in recordable form upon Landlord’s request.

(d) Notwithstanding anything in this Section 27 to the contrary, the terms and provisions of this ROFO shall not apply to a transfer or transfers by Landlord (i) for no consideration pursuant to the operation of law (ii) by gift, (iii) for no cash consideration to an affiliated entity or an entity under common control and ownership, or (iv) by mortgage, but the ROFO shall continue and shall bind such transferees of Landlord.

SECTION 28.0—EXCLUSIVITY. For so long as Tenant, and its successors and assigns who are engaged in any of its businesses or components of its business as described below, is occupying the Leased Premises either by and through this Lease, as an owner, or during any time that Tenant remains liable for Tenant’s obligations hereunder (e.g., in the case of an assignment or subletting wherein Tenant remains liable notwithstanding same), Landlord shall not from and after the date hereof enter into a lease or agreement with another tenant or permit any other new tenant, occupant or subtenant of any building that Landlord or its affiliate owns within the Site that has as its primary or ancillary business or use any of the following: Tenant’s veterinary pharmacy business components and related business operations at the Leased Premises; any other companion animal related business. In addition to the foregoing, Landlord shall not lease space at the Site to the following companies: IDEXX Laboratories, Inc., WEX, Inc., or UNUM Group.

Landlord agrees that the Declaration and title record shall contain use restrictions and covenants consistent with this Section 28.

SECTION 29.0—FORCE MAJEURE. Provided the delayed party uses reasonable efforts and all due diligence to effect the required performance, in any case where either party hereto is required to do any act, delays caused by or resulting from Act of God, war, civil commotion, fire or other casualty, labor difficulties, general shortages of labor, materials or equipment, government regulations or other causes beyond such party’s reasonable control (other than causes related to such party’s financial condition) shall not be counted in determining the time when the performance of such act must be completed, whether such time be designated by a fixed-time, a fixed period of time or a “reasonable time.” The provisions of this Section 29 shall not be applicable with respect to any obligation that is primarily the delayed party’s payment of money.

SECTION 30.0—RECORDING. This Lease shall not be recorded in any registry of deeds or other public office, but each party agrees to execute, acknowledge, and deliver, at the request of the other party, a memorandum of this Lease in appropriate form for recording, in accordance with Maine statute. Such memorandum will not set forth the rental or other charges payable by Tenant under this Lease, and shall expressly state that it is not intended to vary the terms or conditions of this Lease. The ROFO and any exclusive use, signage rights, visibility obligations and parking rights may be part of such memorandum at the election of the parties.

SECTION 31.0—NOTICES. Whenever by the terms of this Lease notice shall or may be given to either party, such notice shall be in writing and shall be sent by registered or certified mail, postage prepaid or via nationally recognized overnight courier with proof of delivery, to the addresses set forth on the first page of this Lease, or such other address or addresses as either party may from time to time hereafter designate by written notice to the other, and such notices shall be deemed given upon the date the notice is received by the addressee or upon the date the post office first attempted delivery if the addressee refuses delivery of such notice.

SECTION 32.0—SEVERABILITY. If any term or provision of this Lease, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable for any reason, then the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term or provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

SECTION 33.0—SUCCESSORS AND ASSIGNS. The conditions, covenants and agreements in this Lease contained to be kept and performed by the parties hereto shall be binding upon and inure to the benefit of said respective parties, their legal representatives, successors and assigns. The term “Landlord” as used in this Lease means only the owner for the time being of the land and buildings of which the Leased Premises are a part, so that in the event of any sale or transfer of such land and buildings or of this Lease, Landlord shall be and hereby is entirely released of all covenants and obligations of Landlord hereunder.

SECTION 34.0—HOLDING OVER. This Lease shall terminate upon the expiration of its term (as the same may be extended) and the Tenant shall have no right to occupy the Leased Premises upon the expiration of said term. The Tenant shall have no right to hold over and keep possession of the Lease Premises or the associated parking upon the expiration or termination of this Lease. If Tenant holds over beyond the termination or expiration of this Lease without the written consent of Landlord, Tenant shall continue to maintain the Leased Premises as provided herein, and to pay all continuing financial obligations except that the monthly occupancy charge shall equal 150% of the amount of the Base Rent due at the time of the termination or expiration.

SECTION 35.0—GOVERNING LAW. This Lease shall be interpreted and enforced in accordance with the laws of the State of Maine

SECTION 36—COVENANT OF TITLE. Landlord covenants and warrants that Landlord has full right and lawful authority to make this Lease for the full Term hereof. Landlord represent that it is the fee-simple owner of the Leased Premises, subject only to those encumbrances listed on Exhibit F attached hereto.

SECTION 37—EXHIBITS; COUNTERPARTS.

37.1 All exhibits to this Lease are incorporated herein and made a part hereof unless stated to the contrary in the body of this Lease.

37.2 This Lease may be executed in any number of counterparts, each of which shall constitute an original and together a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Lease by facsimile or portable document format (.pdf) shall be effective as delivery of a manually executed counterpart.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, in any number of counterparts, the day and year first above written.

WITNESS:	86 NEWBURY STREET, LLC a Maine limited liability company

By: Newbury Street Holdings, LLC a Maine limited liability company
Its: Manager

	By:	/s/ John S. Marr
Print Name: John S. Marr
Its: Manager of Newbury Street Holdings, LLC

LANDLORD

Direct Vet Marketing, Inc.

	By:	/s/ Benjamin Shaw
Print Name: Benjamin Shaw
Its: Chief Executive Officer

TENANT

Signature Page to Office Lease

Exhibit List Direct Vet Marketing

EXHIBIT A.	Site Plan Depicting Permitted Site Improvements and Floor Plans
EXHIBIT A-1.	Tenant Signage Sight Lines
EXHIBIT B.	Base Rent Calculations as Impacted by Construction Loan Interest Rate
EXHIBIT C.	Work Letter
EXHIBIT D.	Parking Lease
EXHIBIT E.	Interim Parking Facilities
EXHIBIT F.	List of Encumbrances from Landlord’s Title Insurance Policy

Exhibit B

86 Newbury Street, LLC

Annual Base Rent Schedule

With Examples of Interest Rate Increase Impact

Interest Rate	4.50%	5.50%
Base Lease Amount PSF	$26.80	$26.80
Increase for Interest Rate PSF	$—	$1.69

Base Lease Amount PSF	$26.80	$28.49

FINAL

EXHIBIT C

Office Building (Unit 1) Lease

WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions agreed to by and between Landlord and Tenant relating to the construction of the base, shell, and core along with the tenant improvements in the Leased Premises. This Tenant Work Letter is organized chronologically and addresses the issues of the construction, in sequence, as such issues will arise during the actual construction of the Building and Leased Premises. Capitalized terms contained in this Work Letter and not defined herein have the same definition herein as in the Lease. This Work Letter is part of the Lease and incorporated therein.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION OF THE LEASED PREMISES

In accordance with the Core and Shell Standards and exterior elevations and building design plans attached hereto as Work Letter Attachment 1, the Allocation of Responsibility matrix attached hereto as Work Letter Attachment 2. Floor Plans dated August 2, 2018, as prepared by Archetype Architects attached hereto as Work Letter Attachment 3 and the Core and Shell Standards dated August 2, 2018 attached hereto as Work Letter Attachment 4 (“Core and Shell Standards”) (all of which are subject to revision only as described herein). Landlord shall construct the base, core and shell of the Building (including all exterior and interior common areas), the Parking Facility and all accesses, common areas, ways and other features necessary for the practical usefulness of the Leased Premises (the “Shell Work”). The cost of completing the Shell Work shall be exclusively borne by the Landlord. Except as specifically provided herein, under no circumstances will the Base Rent or Additional Rent (as defined in the Lease) be increased to cover any cost overages related to the Shell Work. There shall be no material changes to Work Letter Attachments 1, 2, 3 or 4 or the exterior and interior design and layout of the Building, the Leased Premises or the Parking Facility by Landlord or its agents without the prior written consent of Tenant.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”), of eighty-five dollars ($85) per square foot contained in the Leased Premises for the costs relating to the initial design and construction of Tenant’s Improvements (the “Tenant Improvements”). Tenant’s Improvements shall not include any Shell Work. If the Tenant Improvements plus any additional costs of any change orders total more than the Tenant Improvement Allowance, then that amount shall be considered the “Over-Allowance Amount.” Such Over-Allowance Amount shall be paid by reimbursement to Landlord in whole or part within fifteen (15) days of the date Tenant receives an itemized and certified statement from Landlord documenting (i) the calculation and back-up information concerning the Over-Allowance Amount; and (ii) Landlord’s expenditure of the entire Tenant Improvement Allowance. It is the intent of the parties that Tenant shall be responsible for the whole of the Over-Allowance Amount, unless otherwise agreed in writing by Landlord and Tenant, but that Tenant will have no obligation to pay the Over-Allowance Amount until Landlord has exhausted the full amount of the Tenant Improvement Allowance. If the Tenant Improvement costs are less than the Tenant Improvement Allowance, then the Base Rent shall be decreased to reflect the savings using the same methodology that would be used for any Over-Allowance Amount (that is, the savings would be amortized over the same term as the permanent financing obtained by Landlord for the Project to determine the per square foot dollar reduction).

2.1.1 All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease except as provided in the Lease and herein. Nothing in this Work Letter shall be deemed to modify Tenant’s rights to remove its trade fixtures, specialized equipment and personal property at any time during the term of the Lease, provided in all events that Tenant shall restore the Premises to its prior condition and repair any damage caused by said removal.

2.1.2 The Tenant Improvements and the Shell Work are hereinafter referred to together as the “Landlord’s Work.”

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1 Payment or reimbursement to Tenant of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.2 The payment or reimbursement to Tenant of Tenant’s costs related to plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.3 Insofar as they are part of an approved set of Construction Drawings and Cost Proposal, the cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, materials and equipment costs and contractors’ fees and general conditions;

2.2.4 Insofar as they are part of an approved set of Construction Drawings and Cost Proposal, the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2

2.2.5 Insofar as they are part of an approved set of Construction Drawings and Cost Proposal, the cost of connection of the Leased Premises to the Building’s energy management systems;

2.2.6 Insofar as they are part of an approved set of Construction Drawings and Cost Proposal, all other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.3 Tenant Improvements. Landlord shall construct all Shell Work and Tenant Improvements in and to the Leased Premises that are required to prepare the same for Tenant’s occupancy in accordance with the Approved Working Drawings, as defined in Section 3.3 below. Such plans shall include itemized cost estimates with respect to the Tenant Improvements.

2.3.1 Signage. The cost of designing, manufacturing and installing the signs described in the Core and Shell Standards shall be carried in Landlord’s Core and Shell budget as a Landlord obligation. All other signage requested by Tenant, shall be charged to Tenant Improvement Allowance and paid in accordance with the same procedure as the Tenant Improvement Allowance set out above in 2.1.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant, in its sole discretion, shall retain an architect/space planner (the “Architect”) to prepare the “Construction Drawings” for Tenant Improvements, as that term is defined in this Section 3.1. Tenant, in its sole discretion, shall retain engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work of the Tenant Improvements. Tenant’s obligations under this Work Letter insofar as they concern producing Construction Drawings and plans for Tenant’s improvements are subject to and conditioned upon Landlord providing to Tenant, the Architect and Engineers, prior to Tenant’s preparation of Construction Drawings, all final Plans for the Shell Work that are sufficient and complete enough for Tenant’s purposes (the “Shell Work Plans”). Landlord shall provide the Shell Work Plans by the Project—Landlord’s Core & Shell Work Plans Deadline set out in Schedule 1 to this Work Letter. All deadlines for Tenant’s production of the Final Space Plan and Final Working Drawings and Approved Working Drawings will be automatically extended by one day for each day of delay beyond the Project—Landlord’s Core & Shell Work Plans Deadline in delivering Shell Work Plans to Tenant.

3.1.1 The plans and drawings (including the Final Space Plan and Final Tenant Working Drawings, as those terms are defined below) to be prepared by Architect and the Engineers and approved hereunder shall be known collectively as the “Construction Drawings.” Tenant shall be required to include in its contracts with the Architect and the Engineers a provision which requires ownership of all Construction Drawings to be transferred to Tenant upon the Substantial Completion of the Tenant Improvements and Tenant hereby grants to Landlord a non-exclusive right to use such Construction Drawings, including, without limitation, a right to make copies thereof. All Construction Drawings shall comply with the drawing format

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and specifications as determined by Landlord. Tenant’s Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans provided by Landlord, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.

3.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the Leased Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval.

If Landlord reasonably disapproves any aspect of the Final Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor within five (5) business days after receipt. Tenant will then submit to Landlord for Landlord’s approval, within fifteen (15) business days, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord. This process will be repeated until the Final Space Plans are mutually approved by Landlord and Tenant.

3.3 Final Working Drawings. On or before the Project—Tenant Deadline for Final Tenant Improvement Working Drawings to Landlord set forth in Schedule 1, Tenant, the Architect and the Engineers shall, based on the Final Space Plan and Construction Drawings, complete a minimum of Eighty Percent (80%) of the architectural and engineering drawings for the Tenant Improvements in the Leased Premises and the final architectural working drawings in a form that is sufficient to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit a complete draft set of the same to Landlord for Landlord’s approval.

If Landlord disapproves any aspect of the Final Working Drawings, Landlord shall advise Tenant in writing of such disapproval and the reasons therefor within ten (10) business days after receipt. Tenant shall then cause the Architect to address the Landlord’s disapproval the Final Working Drawings, incorporating the revisions requested by Landlord, and within fifteen (15) business days resubmit the same to Landlord for approval. Timing is of the essence in reaching agreement on the Final Working Drawings and the parties here to agree to proceed in good faith to reach agreement on the Final Working Drawings. This process will be repeated until the Final Working Drawings are mutually approved by Landlord and Tenant. The Final Working Drawings, once approved in writing by both Landlord and Tenant, shall be referred to herein as the “Approved Working Drawings.”

3.3.1 If despite good-faith efforts of the parties, less than Eighty Percent (80%) of the Final Working Drawings are agreed to on or before the Project—Approved Working Drawings Deadline on Schedule 1, then, as the parties’ sole remedy, all deadlines for Landlord’s and Tenant’s performance shall be extended by one (1) day for each day of delay until an agreement is reached.

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3.4 Permits. Landlord, prior to the commencement of the construction of the Tenant Improvements, shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the “Permits”), and shall pursue obtaining the Permits with diligence. In connection therewith, Landlord shall coordinate with Tenant in order to allow Tenant, at its option, to take part in all phases of the permitting process and shall supply Tenant, as soon as possible, with all plan check numbers and dates of submittal. The Permits shall be applied for, pursued and obtained at Landlord’s sole cost and expense.

3.5 Time Deadlines. Tenant and Landlord shall use best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and each other to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of the Lease, and, in that regard, Landlord and Tenant shall meet on a scheduled basis to be determined by mutual agreement, to discuss progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant and Landlord agree to comply with the Time Deadlines.

3.6. Approval Process. Neither party where its consent or approval is required shall unreasonably withhold or condition its consent or approval to any plans, contracts, or other documents and shall, as applicable, deliver its written notice of approval thereof or the specific changes to be made thereto within the deadlines set out in this Work Letter. In all cases, if the parties do not approve plans, etc. that require their approval, Landlord and Tenant shall promptly and in good faith negotiate the making of changes thereto which would render the applicable plans, etc. acceptable to both parties. When the applicable plans, etc. have been approved by Landlord and Tenant, such plans, etc. will be confirmed as final upon the request of the other party Landlord and Tenant shall initial counterparts thereof and they shall automatically, if applicable, become a part of this Lease and shall substitute for the any preliminary or draft plans, etc. that are attached or otherwise made a part of this Lease or this Work Letter.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. The Contractor for the Core and Shell shall also serve as the Contractor for the Tenant Improvements.

4.2 Cost Proposal. Upon receipt of Approved Working Drawings, Landlord shall by the Project—Tenant Improvement Cost Proposal Delivery Deadline set out in Schedule 1, provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Landlord in connection with the design and construction of the Tenant Improvements (the “Cost Proposal”). Tenant shall review and deliver its approval or disapproval to the Cost Proposal to Landlord within fifteen (15) business days of the receipt of the same, and upon receipt of the same by Landlord. If Tenant disapproves any aspect of the Cost Proposal, Tenant shall advise Landlord in writing of such disapproval and the reasons therefor within said timeframe. Landlord shall then endeavor

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to address the Tenant’s disapproval by revisions to or adjustments to the Cost Proposal, incorporating the revisions requested by Tenant, and within fifteen (15) business days resubmit the same to Tenant for approval. Timing is of the essence in reaching agreement on the Cost Proposal and the parties here to agree to proceed in good faith to reach agreement on the Cost Proposal. This process will be repeated until the Cost Proposal is mutually approved by Landlord and Tenant. The approved Cost Proposal shall be referred to herein as the “Approved Cost Proposal.”

4.2.1 The date upon which Tenant and Landlord have approved the Approved Cost Proposal shall be known hereafter as the “Approved Cost Proposal Delivery Date”. Landlord shall be permitted to purchase the items set forth in the Approved Cost Proposal and to commence the construction relating to such items upon the Approved Cost Proposal Delivery Date.

4.3 Construction of Tenant Improvements under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Approved Working Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be included as an addition (or, as the case may be, a subtraction) to the Tenant Improvement Amount and to the extent the result is an Over-Allowance Amount, it shall be subject to payment as provided in Section 2.1 above.

4.3.2 Contractor Bid Obligations. Promptly after the completion of the Approved Working Drawings, Landlord shall release Contractor to solicit bids for the anticipated construction pursuant to Section 4.3.4, below. Those individual bids shall be submitted to Tenant for approval and Tenant shall have fifteen (15) business days to notify Landlord of the bids selected by Tenant, or its disapproval of the bids. If Tenant disapproves of the bids due to price or other material matter, Tenant shall advise Landlord in writing of such disapproval and the reasons therefor within said timeframe. Landlord shall then endeavor to address the Tenant’s disapproval by revisions to or adjustments to the bids or some of them, incorporating the revisions requested by Tenant, and within fifteen (15) business days resubmit the same to Tenant for approval. Timing is of the essence in reaching agreement on the bids and the parties here to agree to proceed in good faith to reach agreement on the bid. This process will be repeated until Tenant selects a bid.

4.3.3 Selected Bid. Upon Tenant approval of the bids, Landlord shall enter into a construction contract with the Contractor for the construction of the Tenant Improvements in accordance with the selected bid, the Approved Working Drawings (subject to the following sentence) and the Cost Proposal and Landlord shall execute a separate contract for the Tenant Improvements which will be the AIA’s A133-2009, Standard Form of Agreement Between Landlord and Construction Manager as Constructor where the basis of payment is Cost of the Work Plus a Fee with a Guaranteed Maximum Price. The AIA general conditions document A201-2007 will be incorporated by reference into the construction contract. The contract for construction of the Tenant Improvements, herein, shall be the “TI Construction Contract.”

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The TI Construction Contract will be for the agreed upon price set out in the selected bid the terms and conditions of which shall be reasonably acceptable to Tenant, a copy of which shall be provided to Tenant. The Tenant Improvement Allowance and all other costs related to the selected bid shall be the responsibility of Landlord to pay and satisfy in full, subject to the terms of Section 2.2 above.

Notwithstanding anything set forth in this Tenant Work Letter to the contrary, construction of the Tenant Improvements shall not commence until (a) Landlord has a fully executed and delivered TI Construction Contract with Contractor for the construction of the Tenant Improvements and (b) Landlord has procured and delivered to Tenant a copy of all Permits.

4.3.4 Subcontractor Pricing under the TI Construction Contract. Subject at all times to the terms and conditions of this Work Letter, pricing under construction documents (including the TI Construction Contract) shall be “open book”. The TI Construction Contract Contractor shall submit to Tenant a list of recommended subcontractors and suppliers for Tenant’s review and approval. Contractor shall not be required to solicit bids from subcontractors and suppliers to which it has reasonable objection. The Contractor shall use best efforts to obtain qualified bids from subcontractors and suppliers of materials or equipment for the completion of Landlord’s Work in accordance with the following:

•	Scopes of work $25,000 or less: One (1) quote minimum.

•	Scopes of work $25,001-$100,000: Two (2) quotes minimum.

•

Scopes of work greater than $100,000: Three (3) quotes minimum provided, however, that two (2) quotes shall suffice in the event that the Contractor, exercising reasonable diligence, cannot find three (3) subcontractors or suppliers willing and able to provide such quotes in a timely manner.

Subcontractor and supplier agreements not in excess of Ten Thousand Dollars ($10,000.00) may be awarded without prior approval of Tenant. This does not, however, include changes in the work completed pursuant to such agreements.

The Contractor will provide its recommendation on which subcontractor or supplier should be selected for each sub-trade, together with copies of all bids received and a tabulation of the bids for such sub-trade. The Contractor shall summarize the bid results for each component of the Landlord’s Work in a spreadsheet format, including all analysis and adjustments necessary to permit a meaningful comparison among bidders. The Contractor shall also provide, as appropriate, comments concerning the subcontractors or suppliers under consideration, including financial strength, past performance, current workload, etc. and recommendations as to subcontractor and supplier selection. The Landlord, Tenant and Contractor shall mutually agree upon which bid to accept for the applicable sub-trade. If the all parties cannot agree on which bid should be accepted, then the Tenant shall determine which bid will be accepted, subject to the reasonable objection of the Landlord and/or Contractor. Tenant shall not be liable to any party for decisions it makes when acting as a tiebreaking vote pursuant to the preceding sentence. Subcontractor and material supplier bids shall be submitted on a lump sum basis unless otherwise agreed upon by Tenant.

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4.3.5 Contractor’s Contingency. The TI Construction Contract shall be a Guaranteed Maximum Price contract and may upon Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed, include a contractor’s contingency for the Contractor’s use to cover increased costs resulting from further development of the plans and specifications and other items, which are properly reimbursable to Landlord as a cost of Landlord’s Work but are not the subject of a change order. The Contractor will be required to inform Landlord and Tenant of its use of said contingency. The status of said contingency and the record of use of said contingency shall be submitted monthly with each application for payment. The monthly requisition is to be fully substantiated and provided to Tenant for review and approval. Information required within each requisition must include:

•	An application for payment and sworn statement of Contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein.

•

Included with each application for payment, Contractor will include a Work-in-Progress report (“WIP”) for the month being invoiced. The WIP report will show all individual cost items that make up the application for payment including a breakdown of Contractor’s own labor showing hours, rates, and phase code (general task) performed with that labor.

•

All subcontractor, material supplier and service provider invoices included in the requisition. Supporting documentation must reconcile with each line item amount invoiced for the period on the G-703 continuation sheet for requisitions to be approved and process.

•	Fully completed and notarized Contractor, subcontractor’s and material supplier’s waivers of lien.

Together with such other items as may be reasonably requested by Tenant, Landlord or Landlord’s lender. There will be no shared savings clause incorporated into the TI Construction Contract Guaranteed Maximum Price and any unused portion of the contingency shall revert to Tenant.

4.3.6 Change Orders. During the construction, Tenant may request changes in the Tenant Improvements from time to time. If Tenant desires to make a change in the Tenant Improvements, Tenant shall submit to Landlord, for its approval, a detailed description of the proposed change; Landlord agrees not to unreasonably withhold or condition its approval so long as such requested change will not result in a delay in completion of construction beyond the date required by Landlord’s construction financing. Within three (3) business days after receipt of the change request, Landlord shall notify Tenant of its approval or disapproval unless Landlord shall reasonably request an extension of time to seven (7) business days for approval or disapproval; if Landlord fails to notify Tenant of its decision within said seven (7) business day period, then Landlord shall be deemed to have approved it. Upon approval or deemed approval of the change, said change shall be submitted to the contractor performing the Tenant Improvements for a determination of the cost to implement the change (taking into account any savings generated by the change) and the impact, if any, on Substantial Completion of Landlord’s Work; Landlord shall use its best efforts to have contractor to provide such determination to Tenant within five (5) business days after receipt of the change request. If Tenant approves the change order cost and the impact, if any, on the Substantial Completion of Landlord’s Work, Landlord and Tenant shall execute a written change order memorializing their agreement. If the change order(s), when taken together, result in an

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increase in the cost of the Tenant Improvements, then Tenant agrees to pay the increase to Landlord as set forth in Section 2.1; and if the change order(s), when taken together, result in a decrease in the Cost Proposal, then Landlord shall make a further adjustment in the Base Rent to reflect such decrease.

4.3.7 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor, supplier, manufacturer and any other party relating to the Tenant Improvements. The Shell Work and the Tenant Improvements shall include new materials. In addition to and not in lieu of all other warranties that are provided and/or assigned to Tenant, Landlord and Landlord’s Contractor hereby warrant all of the Shell Work and the Tenant Improvements for a period of one (1) year from the Commencement Date (as defined in the Lease) as follows: If any defects in materials and/or workmanship arise during such one (1) year period, and if Tenant has given Landlord a notice describing in reasonable detail such defects before the first (1st) anniversary of the Commencement Date, the Landlord agrees to repair and/or correct such defects in materials and/or workmanship, at its sole cost and expense, within a reasonable period of time (not to exceed forty-five (45) days) after its receipt of Tenant’s notice. Supplementing the foregoing, Landlord acknowledges and agrees that the cost to repair and/or correct such defects shall not be included in the Operating Expenses. Nothing in this Section 4.3.6 shall be construed to waive Tenant’s rights under any manufacturer’s or other warranty or guaranty with a term of more than one (1) year.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

LEASE COMMENCEMENT DATE

5.1 Project—Demolition Commencement Date. Promptly following the satisfaction of the contingencies set forth in Section 2.3(b) of the Lease (concerning Landlord’s Construction Loan, which shall be satisfied on or before the Project—Landlord’s Financing Closing Deadline in Schedule 1) and Sections 3 and 4 of this Work Letter, Landlord shall commence Landlord’s Work (the “Project—Demolition Commencement Date”) and shall diligently prosecute the same to completion in a good and workmanlike manner, employing new materials and conforming to all applicable laws, ordinances and regulations. “Demolition Commencement” shall mean initiation of construction of any improvements appearing in the Approved Working Drawings. If the Demolition Commencement Date does not occur by the Project—Demolition Commencement Deadline set out in Schedule 1 for any reason (other than Tenant Delay as defined below), then Tenant may, at its option, and by written notice to Landlord, suspend all payments due with respect to the Tenant improvements until construction has commenced, with all Tenant deadlines extended one (1) day for each day of delay. Notwithstanding the foregoing, under no circumstances will any delay in the Demolition Commencement Date cause the Project—Substantial Completion Date set out in Schedule 1 to be extended.

5.1.1 Landlord’s Efforts. In the conduct of Landlord’s Work, Landlord shall promptly observe, comply with and execute all laws and regulations of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof and the orders and regulations of the National Board of Fire Underwriters or any other body, now or hereafter exercising similar functions which may be applicable. As part of

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Landlord’s Work, the Leased Premises shall be equipped with all required safety appliances and shall be constructed in compliance with all governmental laws and regulations applicable to the Leased Premises, including but not limited to the requirements of the Americans with Disabilities Act and the Maine Human Rights Act and any other laws and regulations relating to providing access and accommodation to persons with disabilities.

5.2 Substantial Completion. For purposes of this Lease, “Substantial Completion” of the Leased Premises shall occur when the Landlord has obtained and delivered to Tenant a permanent certificate of occupancy for the Leased Premises or that portion of the Leased Premises which will generate Rent Commencement under the Lease from the City of Portland, and the Architect issues an AIA G704-2017 Certificate of Substantial Completion.

5.2.2 Walk-Through; Punch List. Upon Substantial Completion of Landlord’s Work, Tenant and Landlord shall inspect the Leased Premises for any defects or deficiencies in the construction of Landlord’s Work. If it is determined that Landlord’s Work does not meet the standard of completion, then Landlord shall continue to diligently prosecute Landlord’s Work to completion and the parties will conduct another joint “walk-through” when Landlord believes that Landlord’s Work has been substantially completed. If it is determined that Landlord’s Work does meet the standard of completion, then Tenant shall submit to Landlord a “punch list” of incomplete items or items not completed in accordance with this Lease within two (2) business days following such joint walk-through to be remedied by Landlord and/or its contractor. Landlord shall act diligently to complete any Punch-List Items within thirty (30) days after Landlord’s receipt of the punch-list; subject, however, to conditions not reasonably within Landlord’s control. Landlord and Tenant shall cooperate in all reasonable respects, so as to assure that such items may be completed without undue interference with Tenant’s use and enjoyment of the Leased Premises. The taking of possession or use of the Leased Premises by Tenant for any purpose shall not be deemed a waiver or release of Landlord with respect to its obligations to complete the matters included in the punch list and latent defects, if any and with respect to any claims related to Landlord’s or any contractor’s or supplier’s warranties. Landlord shall promptly complete all punch list items. The parties agree that Landlord’s Work shall produce a facility in accordance with the Approved Working Drawings, subject only to the installation by Tenant of any equipment and furniture not set forth in the Approved Working Drawings, which shall be provided by Tenant. Tenant shall supply those items of equipment and furniture specifically designated as the Tenant’s responsibility under the Approved Working Drawings. Upon completion of Landlord’s Work, Landlord’s Work shall be free and clear of all liens.

5.2.3 Square Footage. Landlord shall cause its architect to measure the rentable square footage of the Leased Premises in accordance with the then applicable BOMA standards 2010 within five (5) business days after the Substantial Completion of Landlord’s Work, and to certify the results thereof to Landlord and to Tenant within ten (10) days after the date of such measurement; said calculation shall include the portion of the common areas, but not the core areas, allocable to the Leased Premises. If Tenant objects to said measurement, then Tenant shall notify Landlord of its objections within fifteen (15) days after Tenant’s receipt of said measurement; in such event, Landlord and Tenant, and their respective architects, shall meet to negotiate, in good faith, the measurement of the rentable square footage of the Leased Premises within ten (10) business days after Landlord’s receipt of Tenant’s objection notice. If Tenant fails to object to said measurement within said fifteen (15) day period, then said measurement shall be deemed to be the rentable square footage of the Leased Premises.

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5.3 Delay of the Substantial Completion of the Leased Premises. Except as provided in this Section 5.3, the Commencement Date shall occur as set forth in the Lease. If there shall be a delay or there are delays in the Substantial Completion of the Leased Premises or in the occurrence of any of the other conditions precedent to the Commencement Date, as set forth in the Lease, as a direct or total result of (each to the extent they actually cause a delay in Substantial Completion, a “Tenant Delay”):

5.3.1 Tenant’s failure to comply with the Time Deadlines (except to the extent such failure is caused by Landlord or its agents or contractors);

5.3.2 Tenant’s failure to respond, with disapproval or approval, of any matter requiring Tenant’s approval within timeframe specified at the time of execution of the Lease, or, if none, within six (6) business days;

5.3.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.3.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Leased Premises, as set forth in the Lease, or which are different from, or not included in, the Standard Improvement Package; or

5.3.5 Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter, as Landlord’s sole and exclusive remedy, all deadlines for Landlord’s performance shall be extended by one (1) day for each day of delay by Tenant. In no event shall Landlord be entitled to claim any such extension unless Landlord has notified Tenant within ten (10) business days after any event of purported delay by Tenant or due to any of the other of the foregoing reasons of Landlord’s intention to claim such extension and stating the number of days of each such extension claimed. In any event, if the Tenant delay is greater than ninety (90) days, payment of the Base Rent shall commence on the first day of the first month following the ninety (90) day delay.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Leased Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Leased Premises, Contractor and Landlord shall allow Tenant access (rent-free) to the Leased Premises prior to the Substantial Completion of the Leased Premises for the purpose of Tenant installing equipment or fixtures (including Tenant’s data and telephone equipment) in the Leased Premises. Prior to Tenant’s entry into the Leased Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Leased Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

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6.2 Freight Elevator. Landlord shall, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Leased Premises.

6.3 Tenant’s Representative. Tenant has designated Austin Barrett as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.4 Landlord’s Representative. Landlord has designated David Bateman as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.5 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. Except as provided specifically herein, in all instances where Tenant or Landlord is required to approve or disapprove or deliver an item, if no written notice of approval or disapproval is given or the item is not delivered within the stated time period, at the non-delivering party’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by the delivering party and the next succeeding time period shall commence.

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Vet’s First Choice

Shipyard Brewery Site / Condominium 1

Allocation of Costs by Base Building, Tenant Fit-out Allowance and Tenant Upgrades

2-Aug-18

DESCRIPTION	Base Building Costs	Tenant Fit-up Allowance	Tenant Upgrades

SITEWORK

Perimeter sidewalks and street curbs	X

Demolition of existing structures	X

BUILDING ENVELOPE

Building core and shell	X

Facade of insulated Oldcastle Building Envelope glazing system at building sides facing Mountfort Street and Fore street; precast architectural panels at face of all floors on street level; brick veneer or EIFS with aluminum window punched openings at building sides facing Newbury Street, towards the existing brewery building and courtyard interior. (See Exhibit A)	X

Windows and glazing systems made up of 1” Insulated dual pane tinted low E glass units glazed into high performance, thermally broken frames for energy efficiency. Oldcastle glazing system consists of full height floor to celling glass.	X

Architecturally integrated screened roof area with space for tenant equipment subject to Landlord approval.	X

Modifications to facade screen wall system necessary to accommodate tenant requirements, provided that any such modifications must be approved by the Landlord.			X

ROOFING

EPOM or TPO roofing system with walking pads to all base building equipment	X

Modifications to roofing system to accommodate tenant equipment and tenant required roof penetrations and walking pads to tenant equipment.			X

Roof Patio areas with roof pavers only and perimeter steel handrails	X

STRUCTURE

Steel framing with braced frames and composite steel and concrete floors fireproofed as required by code. Steel frame bay sizing to assumed mainly 28’ x 30’, some bays sizes will be smaller	X

Concrete floor slabs of 5-1/2 thickness on metal deck.	X

All shafts necessary for standard office HVAC	X

Structural upgrades, openings, modifications or other changes to the Base Building to accommodate specific tenant requirements, subject to Landlord approval.			X

BASE BUILDING COMMON AREAS

Entrance lobby finishes: flooring, walls, ceilings paint, signage and accent lighting.		X

Parking garage elevator from basement level with 2 elevators and direct stair access to parking garage.	X

Vet’s First Choice

Shipyard Brewery Site / Condominium 1

Allocation of Costs by Base Building, Tenant Fit-out Allowance and Tenant Upgrades

2-Aug-18

DESCRIPTION	Base Building Costs	Tenant Fit-up Allowance	Tenant Upgrades

Main electrical service rooms, main telephone / data room, water and gas service rooms and fire Sprinkler system room.	X

Finished toilet rooms at each floor		X

Egress stairways and 2 elevators serving each floor.	X

Recycling/Trash room provided for tenant, typical of standard office building.	X

Loading dock accommodations have been made for (1) 53’ traller and (2) box trucks. Direct and secure access to loading docks and service elevator provided.	X

Accessible shower and changing room on each tenant floor.		X

Tenant entrances/lobbies at each floor		X

Finishes for enhanced acoustical properties			X

TENANT AREAS

Insulation, vapor barrier and metal studs or curtainwall at exterior wall ready for tenant wiring / infrastructure and wall finish.	X

Interior drywall and finish at exterior wall.		X

Partitions, ceilings, floorings, painting, other finishes, doors, millwork, signage, toilet accessories and all other office build out within tenant Premises.		X

Building window treatments/blinds at all windows.		X

ELEVATORS

2 passenger elevators with a 3,500 pound capacity with service from basement parking to sixth floor	X

HVAC

Gas-fired rooftop units for heat and cooling for office.	X

Medium pressure supply duct to each floor available for tenant tie-in.	X

Base system includes a domestic hot water and recirc loop stubbed at each floor for hot water connection (connection by tenant)	X

Supply and return air distribution within tenant spaces from Landlord supplied medium pressure supply air loop including ducts, VAV boxes, fan powered units, reheat coils, piping from Landlord supplied hot water loop, diffusers, registers, grilles and controls.		X

General exhaust riser with capped connection and constant volume box at each level.	X

PLUMBING

Building water service from municipal water system with backflow preventer	X

Waste and vent risers on each floor available for tenant tie-in.	X

Vet’s First Choice

Shipyard Brewery Site / Condominium 1

Allocation of Costs by Base Building, Tenant Fit-out Allowance and Tenant Upgrades

2-Aug-18

DESCRIPTION	Base Building Costs	Tenant Fit-up Allowance	Tenant Upgrades

Water riser with capped and valved connections on each floor available for tenant tie-in.	X

Plumbing, including production and distribution of hot water to each floor for tenant tie-in. Electric water heaters for domestic hot water.	X

Distribution of domestic water from Landlord provided riser and production of hot water for tenant use.		X

Roof drainage piping	X

Natural gas system to supply base building heating system.	X

FIRE PROTECTION

Sprinkler service entrance to building including fire department connection.	X

Primary sprinkler loop on each floor per code for shell space.	X

All run outs, upturned heads, and related equipment within shell space of the building as required to obtain a building occupancy permit.	X

Modifications to sprinkler piping and layout to suit tenant build-out.		X

Fire extinguishers in shell space areas.	X

Fire extinguishers and cabinets In tenant areas.		X

Detection and annunciation devices in shell space areas and at entrances.	X

Detection and annunciation devices and wiring as required to tie into base building system.		X

ELECTRICAL

Primary electric service to the building.	X

Tenant fit up of panels transformers, receptacles and lighting in tenant areas.		X

Emergency generator and transfer switch to provide stand-by power as required for code-required life safety, egress lighting, fire alarm system and elevator per IBC and NFPA.	X

Fire alarm terminal cabinet provided for tenant connection shall be provided by core and shell.	X

Tenant fire alarm devices shall connect to terminal cabinet dedicated to tenant space		X

Emergency and egress lighting in shell space areas and at entrances	X

Emergency egress lighting and exit lighting in tenant areas, linked to base building life safety emergency generator panel.		X

SECURITY

CCTV cameras at main entrance lobby, loading dock, exterior service entries, parking garage ramp and within parking garage.			X

Vet’s First Choice

Shipyard Brewery Site / Condominium 1

Allocation of Costs by Base Building, Tenant Fit-out Allowance and Tenant Upgrades

2-Aug-18

DESCRIPTION	Base Building Costs	Tenant Fit-Up Allowance	Tenant Upgrades

Entrance security to accommodate CCTV monitors and loading dock controls.			X

Card access and / or alarm system within tenant’s Premises. Emergency egress doors must be tied into base building’s fire alarm system.			X

TELECOMMUNICATIONS

Telephone / data service to MDF room. Riser cabling from the MDF through core riser closets to service tenant connectivity needs.	X

Telephone and data wiring and all wiring, conduits and outlets for tenant areas from core closets.		X

Audio-visual connections and systems in tenant areas.		X

Any special equipment and wiring needed to provide specific requirements for tenant telephone / data needs.			X

VET’S FIRST CHOICE

CONDOMINIUM #1 CORE AND SHELL STANDARDS

1.	OVERVIEW OUTLINE CORE AND SHELL

1.1	Code

1.2	Structural

1.3	Architectural, Building Materials, Interior Finishes

1.4	Mechanical

1.5	Electrical

1.6	Plumbing

1.7	Fire Protection

1.8	Tel/Data

Section 1 Page 1

August 02, 2018

VET’S FIRST CHOICE

CONDOMINIUM #1 CORE AND SHELL STANDARDS

1.	OVERVIEW: OUTLINE CORE AND SHELL

1.1	CODE

Construction Type

Basement - Type 1A, protected, non-combustible construction

Floors 1-6 - Type 2A, protected, non-combustible construction

Occupancy Types

Shipyard Mixed-Use Development is designed for the following mixed-uses

Use Group Classification	Uses	Associated Level
Use Group A-3, Assembly	Conference/Meeting Rooms	Levels 1-6
Use Group B, Business	Offices	Levels 1-6

*	Tenant option to add use group “Light industrial” at levels 1 thru 3, at tenant expense, through change order proc.

Section 1 Page 2

August 02, 2018

VET’S FIRST CHOICE

CONDOMINIUM #1 CORE AND SHELL STANDARDS

1.2	STRUCTURAL

DESIGN LIVE LOAD

Corridors/file rooms/heavy storage	- 80 psf	- Floors 1-6
Lobbies	- 100 psf	- Floors 1-6
Office Space	- 50 psf + 15 psf (partitions)	- Floors 1-6
* Tenant option to increase design load to 125 psf at floors 1 thru 3, at tenant expense through the change order process.

The structure consists of steel framing supporting a composite steel and concrete floor, with approximately 40’x25’ column bays. Floor to floor heights are 13-3 1⁄2” at typical office floors. Typical floor ceiling height may vary depending on interior fit up.

The structure can be locally reinforced to accommodate special loading requirements on a case-by-case basis. Work must be reviewed and approved by Landlord’s structural engineer prior to construction and will be at Tenant’s expense.

Landlord to provide standard HVAC shafts to support standard office use outlined in Section 1.4 at their sole cost. All additional floor slab and beam penetrations must be reviewed and approved by Landlord’s structural engineer prior to construction and any additional steel, if required by opening, will be at tenant’s expense. All openings through structurally-supported concrete slabs will be fire-safed, sleeved, grouted, sealed and made waterproof.

1.3	ARCHITECTURAL

Glazing/Aluminum Windows:

•	Core and shell design includes aluminum glazing system for building exterior. (see Exhibit A for specific materials and exterior elevations)

•

High performance, thermally broken frames based on Oldcastle Building Envelope systems (Series 3000, Series 6000, Reliance system or equal) designed and engineered in accordance to Maine State Building Code.

•	Punched openings with aluminum windows at courtyard elevations

Masonry:

•	Core and shell design includes masonry (brick/precast) material for building exterior. (see Exhibit A)

•	Standard size face brick, Old Port Narrow Flashed Range (or as specified by architect), in compliance with City of Portland design standards.

Efis:

•	EFIS siding at (with punched openings) courtyard elevations. (see exhibit A for specific materials and locations.

Glazing: 1” insulating unit, tinted low E, Window tint in compliance with City of Portland design standards.

Base Building Lobby: Main entry located off Mountfort Street (first floor) and/or Fore Street (basement level). Direct access to parking. Entry locations are flexible and to be coordinated with tenant.

Enclosed Loading docks: Accommodations have been made for (1) 53’ trailer, (2) delivery box trucks, as well as a waste dumpster sized for office use. Hydraulic dock levelers and dock bumpers are provided at each dock.

Section 1 Page 3

August 02, 2018

VET’S FIRST CHOICE

CONDOMINIUM #1 CORE AND SHELL STANDARDS

The loading area has direct and secure access to the dedicated service elevator.

A recycling/trash room has been provided for tenant use adjacent to the loading/ and trash area, typical of a standard office building requirement. Recycling to be managed by tenant.

Elevators

Passenger Elevators (Office Building):

(2) passenger elevators, 3500#, serving basement and floors 1-6

Signage:

For tenant identity signage which faces a public corridor or lobby, or is visible from the exterior, shall be approved by the Landlord.

Signage by owner:

Exterior:

1. Exterior building main entrance signage-address identity

2. Loading dock door signage

3. Service entry information signage

Interior:

1. Interior service rooms identity signage

2. Floor level identity signage(inside / outside of stairwell door)

3.Elevator information (lobby) signage

4.Interior code required core/shell signage

Door and Hardware

Base Building Core Doors (by owner):

Service doors: Hollow metal doors primed, hollow metal frames primed

Door hardware:

Care should be taken to coordinate the hardware finish with all other adjacent finishes. Tenant hardware shall match base building hardware standard in common/public areas; satin stainless steel.

All tenant locks on doors to premises must be part of a master key system to assure access for fire department and property management services.

Ceiling Finish:

Interior Design by tenant, included under TI allowance.

Building Perimeter (at windows): It is the owner’s goal to maintain a consistent appearance from the exterior. Where necessary, white drywall soffits are acceptable. Height to be approved by the Landlord.

Building core (service rooms): Main electric and utility rooms provided by owner.

Section 1 Page 4

August 02, 2018

VET’S FIRST CHOICE

CONDOMINIUM #1 CORE AND SHELL STANDARDS

Paint/ Wall Standards:

Building core (service rooms): painted/ maintained by owner.

Exterior walls: Insulation, vapor barrier and metal studs or curtainwall at exterior walls provided by landlord and ready for tenant wiring and finish (finish and wiring by tenant included under TI allowance.)

All other areas by tenant included under TI allowance.

Column Enclosures:

Building Perimeter (at windows): a consistent appearance from the exterior is desired; column enclosures (included in tenant fit-up allowance) to be of drywall construction, (square, tight to column) and painted a neutral color.

Perimeter Window Sills:

Building Perimeter (at windows): All window sills height may vary to allow for elec. and tel/data at certain areas of the perimeter (included in tenant fit-up allowance). Window sill framing, insulation and finish interior board by owner and finish by tenant (included in tenant fit-up allowance). Window sills not applicable where there is floor to ceiling curtainwall.

1.4	MECHANICAL/ HVAC

•

Performance outline standards for all HVAC, plumbing, electrical, and sprinkler for building core and shell will be established. This document will then be sent out to selected qualified MEP contractors to submit their proposals for Design build. A contractor will then be selected based upon their quality of system in regards to efficiency and cost.

•

Shell/core will provide 1 ton of cooling capacity per 250 SF of tenant space (75 tons per floor) with packaged gas-fired rooftop units for heating and cooling. Vertical duct work included in core and shell with fire dampers and rated shaft enclosures stubbed to each floor location will vary based on rooftop unit locations. VAV boxes and ductwork distribution of each floor under tenant fit up allowance (not part of core and shell). Building Temperature control system will be by landlord tenant will tie into existing system for fit-up

•	Sound attenuation will be provided by owner at the following locations:

•	All rooftop equipment will incorporate isolation equipment for vibration and sound

•	Attenuation sound traps and insulation are located at all locations where ductwork enters the building for sound control.

•	Mechanical equipment rooms to be insulated for sound control.

•	HVAC system will be designed to accommodate curtainwall glazing system as required.

•	Landlord provided RTU’s shall be furnished with integral economizers per IECC.

Section 1 Page 5

August 02, 2018

VET’S FIRST CHOICE

CONDOMINIUM #1 CORE AND SHELL STANDARDS

•	Landlord provided RTU’s shall be furnished with controls to ensure minimum outside flowrates are delivered to tenant space during occupied hours and at minimum RTU turndown.

•

Base building HVAC systems includes gas-fired RTU’s. The base system includes a domestic hot water and recirc loop stubbed at each floor for domestic hot water connection, by tenant (included in in tenant fit-up allowance). Domestic water heating shall be by high efficiency storage type gas water heaters, condensing, direct vent, sealed combustion by AO Smith or Bradford-White. The base does not include a hot water loop for reheat.

•	Baseline exhaust capacity for tenant use shall be 300 CFM per floor.

•	Ventilation for electrical rooms within tenant demised space, by tenant. All other electrical room ventilation by landlord.

•	Ductwork and piping provided by landlord shall be insulated by landlord per IECC.

•	Condo #1 utilities will each have a single meter provided by landlord (separate from Condo #2). All submetering to be by tenant.

•	Cooling needs for IT, MDF, etc. to be provided by tenant. Landlord to provide roof space and pathways subject to tenant providing SF of roof space required and size of pathways required.

•	Landlord building management system to be open protocol (native BACnet IP or Niagara Framework) so tenant controls can be non-proprietary and open bid.

1.5	ELECTRICAL

Condo #1 is to be separately metered, with service sized at 3000A, 480/277V 3 phase. Main service with exterior transformer. Distribution system will supply power as follows:

•	Power to all mechanical equipment as part of core and shell.

•	Power to all core and shell life-safety and exit emergency lights per code including emergency generator mounted on the roof.

•	Power to code required lighting for core and shell space.

•

480V 200A 3 phase power to distribution panel at each floor with dry type transformer and 208V/120V panel for receptacles loads. Panel to be located on temporary wall with ability to be moved to permanent location based off tenant fit up plans. Distribution for each floor under tenant fit up allowance (not included in core and shell).

•	Each floor to have qty (1) 100A 480V panel, qty (1) KVA dry type and qty (1) 225 A 120/208V panel.

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.

The emergency electrical power system will consist of:

•

Natural gas-powered emergency generator sized to meet the power demands of life safety equipment and required elevators by code. Generator will be located in the rooftop mechanical penthouse. (at condominium #2)

•

An emergency power distribution system will supply power to the following: luminaries illuminating egress passages and stairs, exit signs, elevators (one-at-a-time basis), fire alarm system for the building will be provided by the landlord Tenant will need to connect deices in fit-up space to Landlord system.

Section 1 Page 6

August 02, 2018

VET’S FIRST CHOICE

CONDOMINIUM #1 CORE AND SHELL STANDARDS

1.6	PLUMBING

•

Natural gas-powered water heaters for domestic hot. Core and shell Includes all vertical hot and cold domestic water, vertical sanitary, gas piping to roof top units, roof drainage and elevator sump pump. Distribution for each floor under tenant fit-up allowance (not included in core and shell)

•	Plumbing for bathroom cores stubbed in at each floor. Distribution for each floor under tenant fit-up allowance (not included In core and shell)

1.7	FIRE PROTECTION

•

The core and shell provides distribution piping and sprinkler heads for service areas such as mechanical rooms etc. and general coverage with upturned heads at all floor levels. Distribution at each floor is designed by tenant and Included under TI allowance.

•	All primary steel structure to be spray fire proofed to required rating by code.

1.8	TELEPHONE/ DATA

Main Data Room- Telephone and data service is provided to the main data room/utility room

Section 1 Page 7

August 02, 2018

SCHEDULE 1 TO WORK LETTER

TIME DEADLINES

	Dates	Actions to be Performed

A.	July 1, 2018	Pharmacy—Final Core & Shell Plan for initial temporary pharmacy to be completed by Tenant and delivered to Landlord

B.	August 1, 2018	Project—Demolition Commencement Deadline

C.	August 1, 2018	Pharmacy—Landlord’s Core & Shell Work Plans Deadline

D.	September 15, 2018	Project—Landlord’s Core & Shell Work Plans Deadline

E.	October 1, 2018	Pharmacy—Tenant Deadline for Tenant Improvement Working Drawings for Pharmacy to Landlord

F.	November 1, 2018	Pharmacy—Approved Working Drawings Deadline

G.	October 31, 2018	Project—Landlord’s Financing Closing Deadline

H.	February 1, 2019	Project—Tenant Deadline for Final Tenant Improvement Working Drawings to Landlord

I.	March 1, 2019	Project—Approved Working Drawings Deadline

J.	Fifteen (15) business days after approval of Pharmacy Approved Working Drawings	Pharmacy—Tenant Improvement Cost Proposal Delivery Deadline

	Fifteen (15) business days after the receipt of the Cost Proposal for the Pharmacy by Tenant	Pharmacy—Tenant to consider Cost Proposal and deliver response to the Landlord’s Cost Proposal to Landlord

K.	Fifteen (15) business days after approval of Project Approved Working Drawings	Project—Tenant Improvement Cost Proposal Delivery Deadline

	Fifteen (15) business days after the receipt of the Cost Proposal for the Project by Tenant	Project—Tenant to consider Cost Proposal and deliver response to the Landlord’s Cost Proposal to Landlord

L.	13 Months from Item E.	Pharmacy Unit and Parking Facility—Substantial Completion Date

M.	20 Months from Item H.	Project—Substantial Completion Date

2

FINAL

Parking Space Lease

(Office – Unit 1)

This Lease agreement made as of the 20th day of August, 2018 by and between 86 NEWBURY STREET, LLC, a Maine limited liability company with a place of business in Portland, Maine (hereinafter called “Lessor”), and DIRECT VET MARKETING, INC., a Delaware corporation, also with a place of business in said Portland, Maine (hereinafter called “Lessee”), witnesseth that:

The Lessor leases to the Lessee and the Lessee rents from the Lessor Two Hundred Sixty Nine (269) dedicated unattended self-parking spaces(s), in reasonably convenient locations as specified on the site map attached hereto as Exhibit A for automobile parking in the 86 Newbury Street Parking Garage, as it may be constructed, repaired, replaced and renovated, to be constructed on Lessor’s site located on Hancock, Newbury, and Mountfort Streets in Portland, Maine, known as the Parking Facility, together with reasonable access to and from the aforesaid parking spaces(s) (“Leased Parking Space(s)”).

It shall be a uniform rule, to which Lessee shall be subject hereunder, that Lessee have the approved parking tag or sticker issued by Lessor to Lessee in the automobile(s) which will be using the Leased Parking Space(s), and the user must display the approved tag or sticker issued by the Lessor to Lessee upon entering and leaving the Parking Facility. One tag or sticker and one parking card will be issued by Lessor to the Lessee per Leased Parking Space. Lessee further understands that the Lessor has the right to collect from the Lessee Five Dollars ($5.00) for each parking card which is returned due to damage, other than that caused by normal wear and tear, and Twenty-Five Dollars ($25.00) to replace any parking card which is lost.

Capitalized terms not herein defined have the meanings ascribed to them in a lease between the parties here to for the space at 86 Newbury Street, dated at near or even date herewith (the “Office Lease”) designated as Unit 1 (the “Office Building”). Where the terms of this Lease and the Office Lease conflict, the terms of the Office Lease will control.

1. RENTAL: The Lessee promises to pay to Lessor gross rent in the amount of ONE HUNDRED AND SEVENTY DOLLARS ($170.00) per month, per space, payable in advance on the first day of each month, without notice, demand or set-off, commencing on the day following the date a certificate of occupancy has been issued by the City of Portland to Lessor. Lessee may immediately initiate parking for all allocated spaces, or it may phase its parking commensurate with the number of spaces allocated to its Office Building following thirty (30) days’ advance notice to Lessor, provided it shall be responsible for all leased spaces allocated to the Office Building upon Substantial Completion of the Office Building. Lessor may adjust the rental due hereunder on each annual anniversary of the “Parking Rent Commencement Date” which is the date on which Lessee first initiated its parking for the Office Building, or was obligated for parking rent for the Office Building. Rent increases may not result in rent which exceeds the lesser of i) the average monthly rental for all leasehold tenants at the Parking Facility, or ii) the fair market rent for the parking facilities located within Portland’s Downtown District identified on Schedule 1.

2. TERM: This Lease shall be effective and binding upon full execution; the term hereunder shall commence on the day following the Parking Rent Commencement Date and then run concurrently with the initial Term and any Extended Terms of the Office Lease; provided that notwithstanding any terms in the Office Lease to the contrary, Lessee may elect to terminate this Lease at any time upon 90 days prior notice.

3. USE OF SPACE(S): The Leased Parking Space(s) shall be used only for automobile parking. The Lessee agrees not to do or permit any act or thing in the parking garage that shall be unlawful or create a nuisance or shall interfere with the rights, comforts or convenience of other Lessees. Lessor shall not modify Exhibit A or otherwise relocate, move or modify Lessee’s parking spaces without Lessee’s prior written consent.

4. HOURS OF OPERATION: One Hundred Seventy Four (174) of the Leased Parking Spaces hereunder shall be actually available and open to Lessee from the hours of 7:00 a.m. - 6:00 p.m. Monday- Friday, exclusive of State and Federal holidays. Ninety Five (95) of the Leased Parking Spaces hereunder shall be actually available and open to Lessee 24 hours per day for 365 days per year. The foregoing is Lessor’s agreement and covenant as to parking space availability to Lessee and shall not be interpreted to and is not intended to prohibit the use by Lessee of any of the said 174 spaces at any other time besides the hours and days set out above, subject to availability and standard Parking Facility rates. With Lessor’s advance consent, Lessee may re-allocate the leased spaces to increase the number of full-time spaces, subject to the posted lease rates at the Parking Facility for such increase.

5. ASSIGNMENTS: The Lessee may assign this Lease or sublet the Leased Parking Space(s) or any part thereof only after receiving the prior express consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed. Unless Lessor shall have given its consent, lessee may not assign or sublet individual parking spaces to parties not employed by Lessee. Notwithstanding the foregoing, Lessee’s rights to and Lessor’s controls on assignment and subletting are subject to and controlled by the terms of the Office Lease, and if Lessee is permitted to assign the Office Lease or sublet thereunder, then automatically this Lease shall likewise be assignable and the Leased Parking Spaces (or some of them) may be sublet to the permitted sublessee. In any case where Lessee shall be permitted to assign or sublease, Lessee (to the extent Lessee continues to exist as an entity after such event) shall remain fully liable to Lessor for all of the obligations imposed upon Lessee under this Lease, including without limitation, the obligation to pay the rent and other charges and shall retain any profit realized from the assignment or sublease. Lessor may assign its rights hereunder to any of its successors or assigns, and may collaterally assign its rights to any future financing sources, including mortgagees.

6. LESSOR’S REPAIRS: The Lessor agrees to maintain the Parking Facility in reasonably good repair and first-class condition, and shall remove snow from the entrances as soon as it may be reasonably done after a snowfall and regularly clean and sweep the Facility and keep it adequately lit and free from excess sand and debris, as the season permits. Lessee acknowledges that Lessee and its users should use extreme caution when hazardous situations, including snow and ice, are created by weather conditions. Lessor may temporarily reassign Lessee’s spaces at any time to conduct maintenance, repairs or improvements, provided Lessee shall at all times maintain all availability and access to the total number of spaces provided herein.

2

7. LESSEE’S PROPERTY: Lessee assumes all risk of loss to automobile or other property of Lessee, while said automobiles or other property are located in the Leased Parking Space(s), or the Parking Facility.

8. DESTRUCTION: In case the Parking Facility, or any part thereof, during the term is so destroyed or damaged by fire or other casualty as to be unfit for parking, then the rent, or a fair and just proportion thereof, according to the nature and extent of the damages sustained, shall be suspended or abated until the Parking Facility shall have been rebuilt and put in proper condition for use and occupation by the Lessee.

9. INDEMNIFICATION: Except to the extent caused by the intentional, reckless or negligent acts or omissions of Lessor, its agents, servants or employees, Lessee will indemnify and hold harmless the Lessor from any loss, damage, claim, demand, suits, judgments or liabilities which the Lessor may incur and any costs or expenses to which the Lessor may be put, arising from any injury or death to persons or property, or any claim on account thereof arising from any act, omission or negligence in the use of parking space(s) or the Parking Facility by Lessee, its agents, guests and invitees.

10. REGULATIONS: Lessor reserves the right to make reasonable rules and regulations from time to time relating to the use and operation of the Parking Facility and the Leased Parking Space(s). Lessee agrees to abide by such rules and regulations and agrees that any violation thereof shall be deemed a default hereunder. Written notice will be given no less than twenty-one (21) days in advance of any such change in regulations. No such rules or regulations shall be enforceable against Lessee if they have the effect of diminishing the access to and availability of the Leased Parking Spaces.

11. NOTICES: Any notice, demand, request or other instrument which may be or is required to be given under this Lease shall be delivered in person or sent by United States certified mail, postage prepaid and shall be addressed (a) if to Lessor, to 86 Newbury Street, LLC, Parking Garage Manager, 86 Newbury Street, Portland, ME 04101, or at such other address as Lessor may designate by written notice, and (b) if to Lessee, 7 Custom House Street, Suite 5, Portland, ME 04101 or such other address as Lessor or Lessee may designate by written notice.

12. OBLIGATION: In the case of multiple Lessees, their obligations hereunder shall be joint and several. All terms and conditions of this Lease shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto, except that Lessee’s subletting and assignment hereunder is limited as set forth in Paragraph 5 above, Any notice required or permitted by the terms of this Lease may be given by or to any Lessee, if there be more than one, and shall have the same effect as if given to all.

3

13. RIGHTS OF MORTGAGEE: The Lessor reserves the right to subject and subordinate this Lease at all times to the lien of any mortgage(s) now or hereafter placed upon the premises and the land and buildings of which said premises are a part, or any buildings hereafter placed upon the land upon which the leased premises form a part, all in accordance with and subject to the same terms and conditions applicable to and contained in the Building Lease.

14. HOLDOVER: Lessee has no right to holdover following the expiration or earlier termination of this Lease. If Lessee remains in possession after expiration or termination of this Lease, its status shall be that of trespasser in possession. Lessor shall have all rights available at law or equity to dispossess Lessee, including towing without notice, and Lessee hereby indemnifies Lessor against all losses, expenses and costs, including reasonable attorneys’ fees and court costs incurred by Lessor in connection with Lessee’s unauthorized holdover. At the time of termination, Lessee shall turn over to the Lessor the designated parking sticker(s) or card(s) which have been assigned to the Lessee by the Lessor. If the parking sticker(s) or card(s) are not returned to the Lessee, a fee of Twenty-Five Dollars ($25.00) per sticker or card will be promptly paid by Lessee to Lessor.

15. BREACH: If the Lessee shall fail to pay rent when due or shall fail to keep or perform any of the covenants herein, then Lessor, in addition to any other rights or remedies it may have, shall have, after notice and cure rights as are set out in the Building Lease, the immediate right to re-enter the Leased Parking Space(s) to remove all persons and property therefrom, to store all such property at the cost of Lessee, all without service, notice or resort to legal process, and without being deemed guilty of trespass or liable for loss or damage occasioned thereby. No such re-entry shall be construed as a termination of this Lease unless a written notice of such intention is given to Lessee. This Lease’s grant of rights to Lessee includes in case of Lessor’s breach in its obligation to provide open and available spaces as is provided herein the right of Lessee to require Lessor to enforce by restrictions, signage, or any other necessary steps to assure that at all times set out in this Lease, the Leased Parking Spaces are actually open and available to Lessee. In addition to and not in lieu of any other rights and remedies of Lessee for Lessor’s breach of this Lease, appropriate abatements shall be made in the rent hereunder in the event that due to Lessor’s breach hereunder any Leased Parking Spaces are not available to the extent required hereunder.

16. WAIVER: The waiver by Lessee or Lessor of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition on any subsequent breach of the same, or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant or condition of this Lease, other than the failure of Lessee to pay the particular rental so accepted.

17. SEVERANCE: Should any term or provision of this Lease, or portion thereof, be determined invalid or unenforceable under law, such determination shall not affect the validity or enforceability of the remaining terms and provisions herein.

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18. LIMITATION OF LESSOR’S LIABILITY: Notwithstanding anything to the contrary contained in this Lease, any liability for damage or breach or nonperformance by Lessor shall be collectible only out of Lessor’s interest in the Parking Facility or Lessor’s insurance and no deficiency judgment may be taken against any partner, officer, agent or employee of Lessor, and no personal liability is assumed by, nor at any time may be asserted against, Lessor or any of its partners, officers, agents, employees, legal representatives, successors or assigns; all such liability, if any, being expressly waived and released by Lessee. If Lessor shall transfer, assign or convey the Parking Facility at any time, then upon the effective date thereof, Lessor shall have no further liability or obligations hereunder, and Lessee agrees to look solely to Lessor’s successor in interest for the performance of Lessor’s obligations and covenants hereunder. This paragraph shall not limit any right that Lessee might otherwise have to obtain injunctive relief (including without limit an order of specific performance) against Lessor or Lessor’s successors in interest, or any other action not involving the personal liability of Lessor, including exercise of any self-help or similar rights hereunder. In no event shall Lessor or Lessee ever be liable to the other for any indirect or consequential damages.

IN WITNESS WHEREOF, the parties hereto have caused the Lease to be executed to the day and year first above written.

WITNESS:	86 NEWBURY STREET, LLC

	By:	Newbury Street Holdings, LLC
	Its:	Manager

	By:	/s/ John S. Marr
Print Name: John S. Marr
Its: Manager of Newbury Street Holdings LLC

LESSOR

DIRECT VET MARKETING, INC.

	By:	/s/ Benjamin Shaw
Print Name: Benjamin Shaw Its Chief Executive Officer

LESSEE

5

FINAL

SCHEDULE 1

Similar parking facilities in Portland’s Downtown District:

•	Ocean Gateway

•	Fore Street Garage

•	Casco Bay Garage

•	Temple Street Garage

•	Pearl Street Garage

EXHIBIT E

INTERIM PARKING LOCATIONS

DiMillo’s Parking Lot

385 Congress Street

Chestnut Street Garage

Fisherman’s Wharf

EXHIBIT F

Old Republic National Title Insurance Company

Schedule B, Part II

Exceptions

Note: As used herein “recorded” shall mean recorded with the Cumberland County (Maine) Registry of Deeds.

1.

Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the Effective Date but prior to the date the proposed Insured acquires for value of record the estate or interest or mortgage thereon covered by this Commitment.

2.	Rights or claims of parties in possession.

3.

Any easements or claims of easements not shown by the public records, encroachment, encumbrance, violation variation or adverse circumstance affecting the Title that would by disclosed by an accurate and complete survey and personal inspection of the Land.

4.	Any lien, or right to a lien, for services, labor or materials, heretofore or hereafter furnished, imposed by law and not shown by the public records.

5.

Real estate taxes and assessments, if any, that are not yet due and payable and for subsequent years. Real Estate taxes assessed as of April 1, 2018, and for subsequent years. Note: This Policy insures that real estate taxes are paid through June 30, 2018. Water and sewer assessments are paid through June 22, 2018.

6.	Title to and rights of the public and others entitled thereto in and to any portion of the insured premises located within the bounds of adjacent streets, roads and ways.

7.	The final Policy will not insure the accuracy of any statements of area, including acreage representations, appearing in the insured description.

8.	Department of Environmental Protection Order dated December 18, 1990 and recorded in Book 9936, Page 205.

9.

Declaration of Restrictive Covenant by Amdura Corporation dated as of March 9, 1992 and recorded in Book 9973, Page 122, as amended by Amendment and Restated Declaration of Restrictive Covenant dated March 28, 2004 and recorded in Book 21111, Page 26.

10.

Rights, easements, reservations, covenants, conditions, agreements, terms and provisions set forth in a Quitclaim Deed from Shipyard Brewing Company Limited Liability Company to Chapin Realty LLC dated December 14, 2007 and recorded in said Registry at Book 25688, Page 158.

11.	Rights and easements granted to Central Maine Power Company in an instrument dated May 23, 2011 and recorded in Book 28807, Page 75.

12.

Such state of facts including notes disclosed on survey entitled “Subdivision Plan on Fore Street, Portland, Maine for Norwich Partners” dated November 20, 2007 and recorded in the Cumberland County Registry of Deeds at Plan Book 207, Page 783.

13.

Such state of facts as set forth on a Plan of Land on Fore Street, India, Middle, Newbury, Hancock, Mountfort Streets, Portland, Maine for Shipyard Brewing Co., LLC dated April 1987 and revised through November 2, 1995 prepared by Owen Haskell, Inc. Job No. 95217P and recorded in Plan Book 195, Page 398.

14.

Such state of facts including notes disclosed on unrecorded survey entitled “Land Title Survey on Newbury Street, Portland, Maine Made for Record Owner Shipyard Brewing Co. LLC, 86 Newbury Street, Portland, Maine” prepared by Owen Haskell, Inc dated July 16, 2009.

15.	Rights of any tenants in possession, as tenants only, under unrecorded leases.

16.

Owner’s Construction Policy: Pending such time as the improvements under construction on the insured premises shall be completed, liability under this policy is limited to the purchase price paid for the land plus the cost of existing improvements, liability hereunder increasing as the improvements progress, in the amount of the cost thereof, up to the face amount of this policy.

17.

Covenants, conditions, restrictions, reservations, easements, liens for assessments, options, powers of attorney, and limitations on title, created by the Unit Ownership Act of the State of Maine, Chapter 10 of Title 33 of the Maine Revised Statutes of 1964, as amended and the Maine Condominium Act, Chapter 31 of Title 33 of the Maine Revised Statutes of 1964, as amended, or set forth: in the Declaration of Condominium dated                 , 2018 and recorded in Book             , Page         , as amended; in the related Plats and Plans as recorded in Plan Book             , Page in        ; the related By-Laws; in any instrument creating the estate or interest insured by the Policy; and in any other allied instrument referred to in any of the instruments aforesaid.